--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): SEPTEMBER 21, 2001

                            ------------------------

                        SENIOR HOUSING PROPERTIES TRUST
               (Exact name of registrant as specified in charter)

           MARYLAND                    001-15319               04-3445278
 (State or other jurisdiction      (Commission File         (I.R.S. Employer
      of incorporation)                 Number)          Identification Number)

      400 CENTRE STREET,                                         02458
    NEWTON, MASSACHUSETTS                                      (Zip code)
    (Address of principal
      executive offices)

        Registrant's telephone number, including area code: 617-796-8350

                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

A.  PROPOSED SPIN-OFF

    On September 21, 2001, we announced that Five Star Quality Care, Inc., formerly known as SHOPCO Holdings, Inc., a Maryland corporation and one of our wholly owned subsidiaries, filed a preliminary registration statement with the Securities and Exchange Commission concerning a possible distribution of substantially all of our share ownership in Five Star to our shareholders.

    The Registration Statement has not yet become effective. Five Star's common shares may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy Five Star common shares, nor shall there be any sale of Five Star common shares in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

    We have not yet entered into definitive documentation with Five Star regarding the terms of our spin-off and related transactions, including the leases we refer to in this Form 8-K. The description of these agreements in this Form 8-K includes the material terms which we currently expect and which are based on our best estimate as of the date of this Form 8-K. The final terms may be different from those that we now expect. Final terms are subject to negotiation between us and Five Star, and are subject to approval by our Board of Trustees and Five Star's Board of Directors. The final terms may be influenced by factors which include, but are not limited to, changes to the status of the economy, industry or regulatory changes, or changes in the performance or expected performance of the facilities we expect to lease to Five Star. These changes could affect any of the terms of the leases or the transaction agreement, described below, or all of them, and may include, for example, an increase or decrease in the initial capital of Five Star on the date of the spin-off or an increase or decrease in annual minimum rents, percentage rents, initial term length or renewal options of the leases.

THE PROPOSED SPIN-OFF

    If we consummate the spin-off, we will distribute substantially all of Five Star's common shares to our shareholders. HRPT Properties Trust, a Maryland real estate investment trust, or REIT, which owns 44% of our shares, expects to distribute all of Five Star's common shares it receives in the spin-off to its shareholders. We currently expect that we will retain one percent of Five Star's common shares.

    In 2000, we repossessed or acquired nursing home facilities from former tenants of ours. Upon consummation of the spin-off, we expect we will lease 56 of these facilities to Five Star. Shortly after the spin-off, in order to acquire the personnel, systems and assets used in managing these 56 facilities, Five Star will acquire FSQ, Inc., formerly known as Five Star Quality Care, Inc. FSQ is owned by Gerard M. Martin and Barry M. Portnoy, our managing trustees and the owners of REIT Management & Research LLC, or RMR, our investment manager. As consideration in the acquisition, Messrs. Martin and Portnoy will receive Five Star common shares. At this time the number of shares to be issued to Messrs. Martin and Portnoy has not been determined and is dependent on negotiations between FSQ and us, including our independent trustees. We expect to receive an opinion from a nationally recognized investment banking firm as to the fairness to us of the consideration to be received by Messrs. Martin and Portnoy in the FSQ acquisition.

    In order to provide for an orderly spin-off and to govern relations after the spin-off, we intend to enter into a transaction agreement with Five Star, HRPT, Hospitality Properties Trust, or HPT, a Maryland REIT which invests in hotels, FSQ and RMR, our investment manager and the investment manager to HRPT and HPT. In addition to other actions described in this Form 8-K, we expect the transaction agreement to provide for the following material actions and terms:

    - Prior to the spin-off, we will reorganize Five Star's business. This reorganization will include the transfer to our subsidiaries, other than Five Star and its subsidiaries, of substantially all of Five Star's real estate assets and furnishings, fixtures and equipment and some of Five Star's receivables and liabilities not associated with routine operation of the 56 senior living facilities.

    - We expect to adjust Five Star's net equity to $40 million by contributing cash. This net equity will consist primarily of cash and accounts receivable net of accounts payable arising from the operation of the 56 senior living facilities now owned by us which Five Star will lease.

    - HPT will provide certain consents to Crestline Capital Corporation in order to facilitate the closing of the transaction with Crestline, described below.

    - Five Star will afford us, HRPT and HPT a right of first refusal before it acquires or finances any real estate investments of the type in which we, HRPT or HPT, respectively, invest.

    - Five Star will agree to restrict the ownership of Five Star's common shares and conduct its business activities in a manner which does not jeopardize our or HRPT's status as a REIT.

    - Shortly after the distribution of Five Star's common shares to our and to HRPT's shareholders, Five Star will acquire FSQ in order to acquire the personnel, systems and assets necessary to operate the 56 facilities which Five Star will lease.

    - To retain certain services now provided by RMR to FSQ, simultaneously with the FSQ acquisition, Five Star will enter into a shared services agreement with RMR.

    - We will cooperate with Five Star to file future tax returns including appropriate allocation of taxable income, expenses and other tax attributes.

    - From and after the distribution date, Five Star will agree to indemnify us from any damages, claims, losses, expenses, costs or liabilities, arising out of any breach by Five Star under the transaction agreement, any liability assumed by Five Star under various assignment and assumption agreements relating to the reorganization and the Crestline transaction and any liability relating to the operation of Five Star's business or assets.

    - If we acquire the 31 Marriott facilities from Crestline, Five Star will simultaneously assume the rights and obligations under existing management agreements with Marriott, acquire certain operating assets and liabilities of those facilities operations and lease those facilities from us.

    - We will pay all of the costs and expenses of the spin-off and related transactions which may be incurred by the parties to the transaction agreement.

    Our completion of the spin-off is subject to the consent of various federal and state healthcare regulatory authorities. In addition, Five Star needs to acquire FSQ in order for it to be able to operate its senior living facilities after the spin-off. Negotiation of the merger agreement pursuant to which Five Star will acquire FSQ is not complete and we may not be able to agree on the terms of the merger agreement. While we are planning on consummating the spin-off in December 2001, we can give no assurances that the spin-off will be completed or that the final terms of the spin-off will not differ, including in material respects, from the terms we currently expect, as described in this Form 8-K.

BACKGROUND AND REASONS FOR THE SPIN-OFF

    In order to maintain our status as a REIT for federal income tax purposes, a substantial majority of our revenues must be derived from real estate rents and mortgage interest.

    In July 2000, we repossessed or acquired facilities from former tenants, and retained FSQ to manage these properties. Tax laws applicable to REITs allow these arrangements only for limited periods, after which we must either sell or locate one or more tenants for these facilities.

    In August 2001, we entered into an agreement with Crestline to purchase 31 senior living facilities managed by Marriott Senior Living Services, Inc. Tax laws applicable to REITs do not allow us to own these facilities without a third party tenant.

    We expect Five Star to meet our need for a tenant for the 56 facilities managed by FSQ and the 31 Marriott facilities and to own other assets that we could not own ourselves, as well as to conduct other business activities that we could not, as a REIT, conduct ourselves. Five Star, which will be taxed as a regular corporation rather than a REIT, will be able to engage in activities that we are not permitted to engage in.

    When we distribute Five Star's common shares, we expect HRPT to distribute to HRPT shareholders the Five Star shares that it receives from us. HRPT expects to agree to make this simultaneous distribution because doing so will allow HRPT to retain its own tax status as a REIT and assist us in retaining our REIT status.

    For a more detailed discussion of the tax provisions applicable to REITs which underlie this spin-off, see "Supplementary Federal Income Tax Considerations" below.

THE 56 SENIOR LIVING FACILITIES THAT FIVE STAR WILL OPERATE AFTER THE SPIN-OFF

    DESCRIPTION OF THE FACILITIES

    Upon completion of the spin-off, Five Star will lease and operate 56 senior living facilities which are owned by us. These 56 facilities include 54 nursing homes and two assisted living facilities; three of the nursing homes contain independent living units. These 56 facilities have 5,282 beds or living units and they are located in 12 states. The following table provides additional information about these facilities:

                                                                                   NO. OF BEDS/UNITS
                                FACILITY/LOCATION           TYPE OF FACILITY    FUNCTIONALLY AVAILABLE*
                        ----------------------------------  -----------------   -----------------------
1.                      Phoenix, AZ                         Nursing Home                      119
2.                      Yuma, AZ                            Nursing Home                      125
3.                      Yuma, AZ                            Assisted Living                    55
4.                      Arleta, CA                          Assisted Living                    90
5.                      Lancaster, CA                       Nursing Home                       99
6.                      Stockton, CA                        Nursing Home                      116
7.                      Thousand Oaks, CA                   Nursing Home                      124
8.                      Van Nuys, CA                        Nursing Home                       58
9.                      Canon City, CO                      Nursing Home/                     133
                                                            Senior Apartments
10.                     Cherrelyn, CO                       Nursing Home                      200
11.                     Colorado Springs, CO                Nursing Home                      100
12.                     Delta, CO                           Nursing Home                       76
13.                     Grand Junction, CO                  Nursing Home                       95
14.                     Grand Junction, CO                  Nursing Home                       82
15.                     Lakewood, CO                        Nursing Home                      125
16.                     New Haven, CT                       Nursing Home                      150
17.                     Waterbury, CT                       Nursing Home                      150
18.                     College Park, GA                    Nursing Home                       99
19.                     Dublin, GA                          Nursing Home                      130
20.                     Glenwood, GA                        Nursing Home                       61
21.                     Marietta, GA                        Nursing Home                      109
22.                     Clarinda, IA                        Nursing Home                       96
23.                     Council Bluffs, IA                  Nursing Home                       62
24.                     Des Moines, IA                      Nursing Home                       85
25.                     Glenwood, IA                        Nursing Home                      116
26.                     Mediapolis, IA                      Nursing Home                       62
27.                     Pacific Junction, IA                Nursing Home                       12
28.                     Winterset, IA                       Nursing Home/                      99
                                                            Senior Apartments
29.                     Ellinwood, KS                       Nursing Home                       55
30.                     Farmington, MI                      Nursing Home                      149
31.                     Howell, MI                          Nursing Home                      172
32.                     Tarkio, MO                          Nursing Home                       76
33.                     Ainsworth, NE                       Nursing Home                       48
34.                     Ashland, NE                         Nursing Home                      101
35.                     Blue Hill, NE                       Nursing Home                       63
36.                     Campbell, NE                        Nursing Home                       45
37.                     Central City, NE                    Nursing Home                       66
38.                     Columbus, NE                        Nursing Home                       48

                                                                                   NO. OF BEDS/UNITS
                                FACILITY/LOCATION           TYPE OF FACILITY    FUNCTIONALLY AVAILABLE*
                        ----------------------------------  -----------------   -----------------------
39.                     Edgar, NE                           Nursing Home                       52
40.                     Exeter, NE                          Nursing Home                       48
41.                     Grand Island, NE                    Nursing Home                       76
42.                     Gretna, NE                          Nursing Home                       63
43.                     Lyons, NE                           Nursing Home                       63
44.                     Milford, NE                         Nursing Home                       54
45.                     Sutherland, NE                      Nursing Home                       62
46.                     Utica, NE                           Nursing Home                       40
47.                     Waverly, NE                         Nursing Home                       50
48.                     Brookfield, WI                      Nursing Home                      226
49.                     Clintonville, WI                    Nursing Home                      103
50.                     Clintonville, WI                    Nursing Home                       62
51.                     Madison, WI                         Nursing Home                       63
52.                     Milwaukee, WI                       Nursing Home                      154
53.                     Pewaukee, WI                        Nursing Home                      204
54.                     Waukesha, WI                        Nursing Home                      105
55.                     Laramie, WY                         Nursing Home                      120
56.                     Worland, WY                         Nursing Home/                      86
                                                            Senior Apartments
TOTALS:                                                                                     5,282
                                                                                       beds/units

------------------------

*/  As of September 1, 2001. Total licensed bed/unit capacity is 5,590.

    After we repossessed or acquired the foregoing facilities from bankrupt former tenants, we undertook to correct deferred maintenance which had been allowed to occur at these facilities by their former tenants. Between July 2000 and August 2001, we spent $3 million under this program. As part of the transaction agreement, we expect to agree to assume liabilities associated with completing any of these projects which remain unfinished at the time of the spin-off without any adjustment to Five Star's rent.

    THE LEASE FOR THE FACILITIES

    We expect to lease the 56 facilities to Five Star. We expect that this lease will require Five Star to maintain our facilities during the lease term and to indemnify us for any liability which may arise by reason of our ownership of the properties during the lease term. The following is a summary of the expected material terms of this lease:

    OPERATING COSTS. The lease will be a so-called "triple-net" lease which will require Five Star to pay all costs incurred in the operation of the facilities, including the costs of personnel, service to residents, insurance and real estate and personal property taxes.

    MINIMUM RENT. The lease will require Five Star to pay minimum rent to us. We expect that this rent will equal $7 million per year.

    PERCENTAGE RENT. Starting in 2004, the lease will require additional rent with respect to each lease year. We expect that this additional rent will be in an amount equal to three percent (3%) of net patient revenues at the leased facilities in excess of net patient revenues during 2003.

    TERM.  The lease will expire on June 30, 2018.

    RENEWAL OPTION. Five Star will have the option to renew the lease for all, but not less than all, of the facilities for one renewal term ending on June 30, 2033.

    RENT DURING RENEWAL TERM. Rent during the renewal term shall be a continuation of minimum rent and percentage rent payable during the initial term.

    Our lease of the 56 facilities is expected to include other terms and conditions substantially in the form of and on the terms of our current triple net leases described in our Annual Report on Form 10-K for the year ended December 31, 2000, relating to, among other things, Five Star's indemnification of us for potential liabilities which may arise from environmental hazards, damage, destruction or condemnation, events of default and related remedies, security provided us by Five Star including a pledge of Five Star's subsidiary shares and guarantee of lease obligations to us and restrictions on Five Star's ability to assign, sublet, enter or modify operating agreements with third parties or close facilities.

B.  CRESTLINE TRANSACTION

    As we have previously reported, on August 9, 2001, we entered an agreement with Crestline and certain of its subsidiaries for the purchase of the stock of Crestline subsidiaries which own 31 senior living facilities operated by Marriott and related assets. We will acquire the Marriott facilities subject to the terms of Crestline's existing operating agreements with Marriott. This transaction is expected to close in early 2002.

    The Crestline transaction is subject to conditions, and there can be no assurance that the Crestline transaction will close. The Five Star spin-off is not conditioned upon the closing of the Crestline transaction.

    Contemporaneously with the closing of the Crestline transaction, if we complete the Five Star spin-off, we will lease the 31 Marriott facilities to Five Star, Five Star will assume the rights and obligations under existing operating agreements with Marriott and we will transfer to Five Star assets and liabilities relating to operation of these facilities. The assets and liabilities are expected to be principally composed of accounts receivable and accrued operating liabilities associated with the 31 facilities. The net of these operating assets and liabilities, if any, will be settled between us and Five Star in cash.

    The following is a summary of the material provisions of our stock purchase agreement with Crestline and certain related agreements and instruments. If you want more information, you should read the entire stock purchase agreement and related agreements and instruments, which have been filed as an exhibit to this Form 8-K.

THE STOCK PURCHASE AGREEMENT

    ACQUIRED ASSETS

    Pursuant to the terms of the stock purchase agreement, a subsidiary of ours will acquire from Crestline the capital stock of certain Crestline subsidiaries, and Crestline will assign other of its assets pertaining to the Marriott facilities and Crestline's rights under various agreements relating to its senior living business, including its subsidiaries' rights under operating and related agreements, transition agreements, prior tax matters agreements, prior stock purchase agreements, and an indemnity agreement with Marriott pertaining to the Marriott facilities. We will also assume certain liabilities related to the Marriott facilities, including various mortgages and other obligations related to the facilities.

    If Crestline is unable to obtain the consents necessary to sell its interests in certain facilities, we may exclude from the Crestline transaction or delay our acquisition of the facilities for which consents have not been obtained. If we do not acquire all 31 facilities at closing, the purchase price we pay at closing will be reduced according to a formula set forth in the stock purchase agreement, Crestline will continue to use commercially reasonable efforts to obtain any necessary consents, and we and Crestline will endeavor to effect our later acquisition of the excluded facilities under terms and conditions agreed to in the stock purchase agreement.

    PURCHASE PRICE

    We have agreed to pay Crestline a purchase price of $600 million subject to adjustments described below.

    The purchase price paid at closing will be decreased by (a) any indebtedness (including capital leases) of the Crestline subsidiaries we will acquire, including new loans (in an expected amount of $170 million) to be obtained by Crestline, the proceeds of which will be distributed to Crestline and which will remain outstanding after the closing date as obligations of these former Crestline subsidiaries, (b) amounts not funded by Crestline prior to the closing date for capital expenditures required under the facilities operating agreements for 2001, (c) any deficiencies in taxes, insurance, escrow accounts for capital expenditures or mortgage reserves prior to the closing of the transaction, (d) amounts paid by facility residents to the Crestline subsidiaries that we acquire under continuing care contracts, and (e) other adjustments customary in transactions of this type.

    The purchase price paid at closing will be increased by (a) amounts funded by Crestline prior to the closing date for capital expenditures required under the facilities' operating agreements for 2002, (b) any costs associated with obtaining the new loans, (c) any interest that has been prepaid for any period after the closing of the transaction, (d) any prepayments, including for rent under ground leases, or deposits for taxes, mortgage reserves or insurance for any period after the closing of the transaction, and (e) other adjustments customary in transactions of this type.

    Assuming that there are no adjustments to the purchase price other than relating to outstanding indebtedness, we expect that the $600 million purchase price will be comprised of approximately $403 million in the form of outstanding debt of the Crestline subsidiaries that we will acquire, $25 million by delivery to Crestline of an unsecured promissory note of ours and the balance in cash, including $7.5 million of ours that is currently being held in escrow as a deposit.

    REPRESENTATIONS AND WARRANTIES; COVENANTS; AND INDEMNIFICATION

    The stock purchase agreement contains customary:

    - representations and warranties of each party;

    - nonsolicitation provisions whereby Crestline has agreed that it will not solicit, initiate, or facilitate an alternative proposal for the acquisition of the acquired companies, or enter into a transaction which would prevent, delay or dilute the benefits of the transaction as contemplated by us;

    - covenants pertaining to the conduct of the business of the acquired subsidiaries;

    - other covenants on the part of Crestline and us; and

    - post-closing indemnification provisions whereby each of us and Crestline indemnifies the other and their respective affiliates, officers, directors, employees and against various matters relating to breach of the stock purchase agreement, subject to customary limits.

Crestline's indemnification generally covers pre-closing liabilities of the acquired subsidiaries only to the extent Crestline has made representations as to these liabilities. As a general matter Crestline's representations expire one year after the closing.

    CONDITIONS TO CONSUMMATION OF THE TRANSACTION

    The stock purchase agreement contains numerous conditions to closing, including the following:

    - approval by vote of or consent of Crestline's stockholders;

    - consent from Marriott as required under its operating agreements;

    - consents from certain Crestline lenders as to various aspects of the transaction including Five Star's leasing the properties;

    - the acquired subsidiaries obtaining new mortgage financing (we currently expect that this financing will be in a principal amount of $170 million); and

    - various regulatory approvals for the change of ownership for these facilities from Crestline to us and for our leases to Five Star.

    TERMINATION OF THE STOCK PURCHASE AGREEMENT

    The stock purchase agreement may be terminated, in addition to other customary reasons, by:

    - mutual agreement of Crestline and us;

    - either Crestline or us if the closing has not occurred prior to June 30, 2002;

    - either Crestline or us if any court or other governmental authority prohibits Crestline or us from completing the transaction;

    - either Crestline or us if certain conditions to closing are not met; and

    - either Crestline or us if Crestline's shareholders do not approve the transaction at a special meeting of Crestline shareholders or if Crestline accepts an offer to purchase the acquired subsidiaries or their assets, including the facilities, from a third party other than us.

    In addition, we may terminate the agreement according to the process outlined in the stock purchase agreement if we give Crestline written notice, on or before October 15, 2001, that we object to any title exceptions or environmental or other real property issues which adversely affect any of the senior living facilities in any material respect and Crestline does not elect to remove the title exception or remedy such matter on or prior to the closing.

    TERMINATION FEE

    Crestline must pay us a termination fee of $7.5 million if the stock purchase agreement is terminated because its stockholders reject the transaction. This termination fee shall increase to $15 million under certain circumstances involving Crestline's failure to close, or subsequent sale of their senior living business, as further set forth in the agreement, or if we terminate the agreement because the conditions to closing have not been satisfied as a result of Crestline's willful actions or omissions.

    We must pay Crestline a termination fee (which includes the escrow deposit of $7.5 million) of $15 million if we do not have sufficient funds to pay the purchase price other than as a result of the failure of Crestline to obtain new mortgage financing of $150 to $175 million; or if Crestline terminates the agreement because the conditions to closing have not been satisfied as a result of our willful acts or omissions.

    If we consummate the spin-off and receive the termination fee from Crestline, we will pay $7.5 million to Five Star.

OTHER AGREEMENTS

    Pursuant to the stock purchase agreement, we will enter into or have entered into the agreements listed below. A copy of the form of each of these related agreements is filed as an exhibit to the stock purchase agreement. The descriptions below describe the material provisions of each of these agreements, but they do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of each of the agreements.

    ESCROW AGREEMENT

    Crestline and we entered into an escrow agreement relating to the transactions contemplated by the stock purchase agreement. Pursuant to the escrow agreement, we deposited $7.5 million with an escrow agent. That amount and any interest earned thereon will be applied as a credit to the purchase price on the closing of the Crestline transaction. If the Crestline transaction does not close, the escrow funds will be returned to us or, if applicable, applied as a credit to any termination fee which we may owe Crestline as described above.

    PROMISSORY NOTE

    On the closing date, we expect to deliver a portion of the purchase price by delivery of our unsecured $25 million promissory note. The full amount of the note will become due on the earlier of January 31, 2004 or the date when one of the Crestline subsidiary loans that will remain outstanding is repaid in full. The maturity date of this loan is September 11, 2020, and $116.7 million was outstanding as of June 15, 2001. This loan is prepayable without penalty on or after September 11, 2003. Our note is prepayable by us at any time upon notice to Crestline.

    The annual interest rate on the unpaid principal of this note will be 10 percent. Interest will be payable in arrears by us in equal installments on the last day of March, June, September and December each year during which the note remains outstanding. If we default on the note, three percent will be added to the interest rate until the entire obligation is repaid in full.

    TAX ALLOCATION AGREEMENT

    We will enter into a tax allocation agreement with Crestline that allocates responsibility for filing tax returns of the Crestline subsidiaries that we acquire, and provides for cooperation between us and Crestline concerning other tax matters. Under this agreement, taxes of the acquired Crestline subsidiaries for the period after the Crestline transaction, if any, are generally our responsibility, while taxes that relate to the period before the acquisition are generally the responsibility of Crestline or its predecessors. Crestline has tax allocation agreements with entities who owned substantially all of Crestline's senior living business before Crestline did. Under the tax allocation agreement, Crestline has assigned to us the benefits and burdens of indemnities provided to Crestline by these prior owners.

DEBT ASSUMED

    A portion of the purchase price for the Crestline transaction will be paid by our acquiring Crestline subsidiaries subject to outstanding mortgage and other debt at the closing date. Included in this debt will be new mortgage debt on 8 of the 31 Marriott facilities in a minimum aggregate principal amount of at least $150 million that Crestline has agreed to cause to be incurred. Preliminary negotiations have taken place with a financing source and we expect that these mortgages will total $170 million, have a five year term, require amortization beginning in the third year, and carry interest at one-month floating rates plus a spread. In addition to the new mortgages, we expect that the Crestline subsidiaries we acquire will be subject to the following:

                                  NUMBER OF                                         ESTIMATED BALANCE AT
                                  COLLATERAL                                         DECEMBER 31, 2001
OBLIGATION                        FACILITIES     INTEREST RATE     FINAL MATURITY        (IN 000S)
----------                       ------------   ----------------   --------------   --------------------
Mortgages                        8 facilities   LIBOR + 2.75%           2005              $ 92,370
Mortgages                        8 facilities      10.008%              2020               116,220
Loan (unsecured)                   1 facility       5.87%               2027                14,700
Capital Leases                   2 facilities      various              2016                 9,354
                                                                                          --------
                                                                                          $232,644

    The mortgages due in 2005 do not require principal amortization prior to maturity, and are prepayable at any time at par, plus 0.5% of the principal balance under certain conditions.

    The mortgages due in 2020 require principal amortization during their term and are, prior to September 2003, prepayable only with a yield maintenance penalty. After September 2003, the mortgages are prepayable at par. If not prepaid by September 11, 2003, the loan interest rate increases to the greater of 15.008% or the then prevailing yields on 10 year treasury securities plus 5% and substantially all cash flow in excess of amounts needed to service the schedule of payment of principal and interest on the loan, operating costs and capital improvements must be applied to amortize the then outstanding principal balance of the loan. Each of the facilities is subject to a single mortgage and each mortgage is cross collateralized and contains cross default provisions with each other mortgage.

    The loan due in 2027 is prepayable, beginning in 2007 at par plus 2% of the then outstanding balance, beginning in 2008 at par plus 1% of the then outstanding balance and beginning in 2009 at par.

    The capital leases are not prepayable. One of the capital leases requires payment of base rent equal to 102.5% of debt service under certain municipal bonds until November of 2003. From December 2003 through May 2010, this lease requires (subject to adjustments) monthly payments of base rent in the amount of $92,776. Thereafter monthly base rent payments reduce to $8,333. The other capital lease requires monthly payments of base rent, plus amounts required to service certain landlord indebtedness in respect of the leased property, and amounts payable under a regulatory agreement with the Secretary of Housing and Urban Development.

    The agreements governing the payment of this debt contain customary events of defaults and restrictive covenants which apply to these subsidiaries. The restrictive covenants, among other things: (i) require maintenance of segregated cash collection of all rents for certain of the senior living facilities;
(ii) require separate cash reserves for debt service, property improvements, real estate taxes and insurance; and (iii) limit the applicable subsidiary's ability to incur additional indebtedness, enter into or cancel leases, enter into certain transactions with affiliates or sell certain assets.

LEASES FOR THE MARRIOTT FACILITIES

    If we complete the spin-off and the Crestline transaction, we will lease the 31 Marriott facilities to Five Star. We expect that the material terms of the leases for these facilities will be substantially the same as those of the lease for the 56 facilities described above, except as follows:

    MINIMUM RENT. We expect that the leases will require Five Star to pay minimum rent to us of $63 million per year.

    PERCENTAGE RENT. Starting in 2003, the leases will require additional rent with respect to each lease year. We expect that this additional rent will be in an amount equal to five percent (5%) of net patient revenues at the leased facilities in excess of 2002 net patient revenues.

    TERM.  The leases will expire on June 20, 2017.

    RENEWAL OPTIONS. Five Star will have two options to renew the leases for all, but not less than all, the facilities which are then subject to a Marriott management agreement: the first for 10 years ending on June 20, 2027; and the second for five years ending June 20, 2032. The second renewal option will be exercisable by Five Star only if Marriott renews, as provided under its management agreement with Five Star, for a five-year term ending in June 2032.

SUMMARY OF THE MARRIOTT FACILITIES

    The following table provides information about the 31 Marriott facilities:

                                 FACILITY LOCATION                       TYPE OF UNITS              NO. OF UNITS
                        ------------------------------------  ------------------------------------  ------------
           1.           Peoria, AZ                            Independent Living                         155
                                                              Assisted Living                             79
                                                              Nursing Care                                57
                                                                                                       -----
                                                                                                         291

           2.           Scottsdale, AZ                        Independent Living                         167
                                                              Assisted Living                             33
                                                              Nursing Care                                96
                                                                                                       -----
                                                                                                         296

           3.           Tucson, AZ                            Independent Living                         202
                                                              Assisted Living                             30
                                                              Special Care                                27
                                                              Nursing Care                                67
                                                                                                       -----
                                                                                                         326

       4., 5.           San Diego, CA                         Independent Living                         246
                        (2 properties)                        Assisted Living                            100
                                                              Nursing Care                                59
                                                                                                       -----
                                                                                                         405

           6.           Newark, DE                            Independent Living                          62
                                                              Assisted Living                             26
                                                              Nursing Care                               110
                                                                                                       -----
                                                                                                         198

           7.           Wilmington, DE                        Independent Living                         140
                                                              Assisted Living                             37
                                                              Nursing Care                                66
                                                                                                       -----
                                                                                                         243

           8.           Wilmington, DE                        Independent Living                          71
                                                              Assisted Living                             44
                                                              Nursing Care                                46
                                                                                                       -----
                                                                                                         161

           9.           Wilmington, DE                        Independent Living                          62
                                                              Assisted Living                             15
                                                              Nursing Care                                82
                                                                                                       -----
                                                                                                         159

          10.           Wilmington, DE                        Assisted Living                             51
                                                              Special Care                                26
                                                              Nursing Care                                31
                                                                                                       -----
                                                                                                         108

                                 FACILITY LOCATION                       TYPE OF UNITS              NO. OF UNITS
                        ------------------------------------  ------------------------------------  ------------
          11.           Coral Springs, FL                     Independent Living                         184
                                                              Assisted Living                             62
                                                              Nursing Care                                35
                                                                                                       -----
                                                                                                         281

          12.           Deerfield Beach, FL                   Independent Living                         198
                                                              Assisted Living                             33
                                                              Nursing Care                                60
                                                                                                       -----
                                                                                                         291

          13.           Ft. Lauderdale, FL                    Assisted Living                            109

          14.           Ft. Myers, FL                         Assisted Living                             85

          15.           Palm Harbor, FL                       Independent Living                         230
                                                              Assisted Living                             87
                                                                                                       -----
                                                                                                         317

          16.           West Palm Beach, FL                   Independent Living                         276
                                                              Assisted Living                             64
                                                                                                       -----
                                                                                                         340

          17.           Indianapolis, IN                      Independent Living                         117
                                                              Special Care                                30
                                                              Nursing Care                                74
                                                                                                       -----
                                                                                                         221

          18.           Overland Pk, KS                       Independent Living                         117
                                                              Assisted Living                             30
                                                              Nursing Care                                60
                                                                                                       -----
                                                                                                         207

          19.           Lexington, KY                         Independent Living                         140
                                                              Assisted Living                              9
                                                                                                       -----
                                                                                                         149

          20.           Lexington, KY                         Assisted Living                             22
                                                              Nursing Care                               111
                                                                                                       -----
                                                                                                         133

          21.           Louisville, KY                        Independent Living                         240
                                                              Assisted Living                             44
                                                              Nursing Care                                40
                                                                                                       -----
                                                                                                         324

          22.           Winchester, MA                        Assisted Living                            125

          23.           Lakewood, NJ                          Independent Living                         217
                                                              Assisted Living                            108
                                                              Special Care                                31
                                                              Nursing Care                                60
                                                                                                       -----
                                                                                                         416

                                 FACILITY LOCATION                       TYPE OF UNITS              NO. OF UNITS
                        ------------------------------------  ------------------------------------  ------------
          24.           Albuquerque, NM                       Independent Living                         114
                                                              Assisted Living                             34
                                                              Nursing Care                                60
                                                                                                       -----
                                                                                                         208

          25.           Columbus, OH                          Independent Living                         143
                                                              Assisted Living                             87
                                                              Special Care                                25
                                                              Nursing Care                                60
                                                                                                       -----
                                                                                                         315

          26.           Myrtle Beach, SC                      Assisted Living                             60
                                                              Special Care                                36
                                                              Nursing Care                                68
                                                                                                       -----
                                                                                                         164

          27.           Dallas, TX                            Independent Living                         190
                                                              Assisted Living                             38
                                                              Nursing Care                                90
                                                                                                       -----
                                                                                                         318

          28.           El Paso, TX                           Independent Living                         123
                                                              Special Care                                15
                                                              Nursing Care                               120
                                                                                                       -----
                                                                                                         258
          29.           Houston, TX                           Independent Living                         197
                                                              Assisted Living                             71
                                                              Special Care                                60
                                                              Nursing Care                                87
                                                                                                       -----
                                                                                                         415

          30.           San Antonio, TX                       Independent Living                         151
                                                              Assisted Living                             30
                                                              Special Care                                28
                                                              Nursing Care                                60
                                                                                                       -----
                                                                                                         269

          31.           Woodlands, TX                         Independent Living                         239
                                                              Assisted Living                            100
                                                              Special Care                                16
                                                                                                       -----
                                                                                                         355

Totals                                                        Independent Living                       3,981
                                                              Assisted Living                          1,613
                                                              Special Care                               294
                                                              Nursing Care                             1,599
                                                                                                       -----
                                                                                                       7,487
                                                                                                       =====

C.  SUPPLEMENTARY FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of federal income tax considerations relating to the acquisition, ownership and disposition of our shares and the common shares of Five Star supplements and updates the more detailed description of these matters in our Annual Report on Form 10-K for the year ended December 31, 2000, which we incorporate in this Form 8-K by reference. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussion in the section of our 2000 Annual Report captioned "Federal Income Tax Considerations", as supplemented by the discussion in this section, is accurate in all material respects and fairly summarizes the federal income tax issues discussed in those sections, and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion, in our 2000 Annual Report and in this section, Sullivan & Worcester LLP has given opinions to the effect that we have been organized and have qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "IRC"), for our 1999 and 2000 taxable years, and that our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the IRC. These opinions are conditioned upon the assumption that our leases and other contracts with Five Star, our charter and bylaws, the Five Star charter and bylaws, and all other legal documents to which we or Five Star are or have been a party, have been and will be complied with by all parties to these documents, upon the accuracy and completeness of the factual matters described in this Form 8-K, and upon representations that we and Five Star have made as to the current expectations of the final terms of the leases and other contracts. The opinions of Sullivan & Worcester LLP are based on the law as it exists today, but the law may change in the future, possibly with retroactive effect. Also, an opinion of counsel is not binding on the Internal Revenue Service, or IRS, or the courts, and the IRS or a court could take a position different from that expressed by counsel.

    The IRC imposes upon us various REIT qualification tests discussed more fully in our 2000 Annual Report. While we believe that we have operated and will operate in a manner to satisfy these various REIT qualification tests, counsel has not reviewed and will not review our compliance with these tests on a continuing basis. The following discussion summarizes how the Crestline transaction and the Five Star spin-off affect our REIT qualification and taxation under the IRC, in each case assuming that these transactions are consummated as currently contemplated. Our actual qualification as a REIT will depend upon our ability to meet, and our meeting, through actual annual operating results and distributions, the various REIT qualification tests imposed under the IRC.

    The following summary of federal income tax considerations is based on existing law, and is limited to investors who own our shares, and who will own Five Star common shares, as investment assets rather than as inventory or as property used in a trade or business. The summary does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example if you are:

    - a bank, life insurance company, regulated investment company, or other financial institution,

    - a broker or dealer in securities or foreign currency,

    - a person who has a functional currency other than the U.S. dollar,

    - a person who acquires our shares or Five Star common shares in connection with his employment or other performance of services,

    - a person subject to alternative minimum tax,

    - a person who owns our shares or Five Star common shares as part of a straddle, hedging transaction, constructive sale transaction, or conversion transaction, or

    - except as specifically described in the following summary, a tax-exempt entity or a foreign person.

    The sections of the IRC that govern the federal income tax qualification and treatment of a REIT and its shareholders are complex. This summary is based on applicable IRC provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial, or administrative actions or decisions could affect the accuracy of statements made in this summary. Neither we nor Five Star has sought a ruling from the IRS with respect to the Crestline transaction or the Five Star spin-off, and we cannot assure you that the IRS or a court will agree with the statements made in this summary. In addition, the following summary is not exhaustive of all possible tax consequences, and does not discuss any gift, estate, generation skipping transfer, state, local, or foreign tax consequences. For all these reasons, we urge you to consult with a tax advisor about the federal income tax and other tax consequences of your acquisition, ownership and disposition of our shares and Five Star common shares.

    Your federal income tax consequences may differ depending on whether or not you are a "U.S. person". For purposes of this summary, a U.S. person for federal income tax purposes is:

    - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws,

    - a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless otherwise provided by Treasury regulations,

    - an estate the income of which is subject to federal income taxation regardless of its source, or

    - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or electing trusts in existence on August 20, 1996, to the extent provided in Treasury regulations, whose status as a U.S. person is not overridden by an applicable tax treaty. Conversely, a "non-U.S. person" is a beneficial owner of our shares or Five Star common shares who is not a U.S. person.

REASONS FOR THE FIVE STAR SPIN-OFF

    In order to maintain our status as a REIT for federal income tax purposes, a substantial majority of our gross income must generally be derived from real estate rents and mortgage interest. Thus the IRC imposes strict limits on our ability to own properties that we or others operate for our own account. Even in circumstances where we are permitted to own properties operated for our own account, the IRC encourages leasing the properties to one or more qualified tenants. A qualified tenant is a tenant in whom we have at all times during the taxable year an actual or constructive ownership interest of less than 10% by vote and by value. In particular, we must generally pay federal corporate income tax on our net income from operated property, whereas we generally do not pay any corporate income tax on our rental income from qualified tenants that we distribute to our shareholders.

    With respect to facilities we repossessed or obtained from former tenants, the REIT foreclosure property tax rules generally permit us to have these facilities operated for our account only through December 31, 2003. Further, during the period that these facilities are operated for our account, we cannot make improvements other than repairs, and the net income from the repossessed facility operations is subject to corporate income tax. In contrast, leased facilities can generally be improved without limitation, and rental income from leased facilities that is distributed to our shareholders is generally not subject to corporate income tax. Finally, if the Crestline transaction closes, the IRC REIT qualification rules will require us to lease the Crestline facilities to one or more qualified tenants.

    For all of these reasons, we intend to spin-off Five Star, and we expect that our significant shareholder, HRPT, will distribute all of the Five Star common shares its receives from us, in a manner so that Five Star will be our qualified tenant for our 2002 taxable year and thereafter.

FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF TO SENIOR HOUSING COMMON
  SHAREHOLDERS

    IN GENERAL. As a REIT, our distribution of Five Star common shares by spin-off will generally affect our shareholders in the same manner as any other distribution of cash or property we make on our common shares. These tax consequences are summarized below:

    - We are generally not subject to tax on our net income to the extent that net income is distributed to our shareholders.

    - Distributions to our shareholders out of our current or accumulated earnings and profits that are not designated by us as capital gain dividends generally will be taken into account by our shareholders as ordinary income dividends. To the extent of our net capital gain for the taxable year, we may designate dividends as capital gain dividends that will be taxable to our shareholders as long-term capital gain.

    - Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder of ours to the extent that they do not exceed his adjusted basis in his Senior Housing common shares, but rather will reduce the adjusted basis in those shares.

    - Distributions in excess of our current and accumulated earnings and profits that exceed a shareholder's adjusted basis in his Senior Housing common shares generally will be taxable as capital gain from a deemed sale of those shares.

    - Our earnings and profits for a year will be allocated among each of our distributions for that year in proportion to the amount of each distribution.

    - Neither our ordinary income dividends nor our capital gain dividends will entitle our corporate shareholders to any dividends received deduction.

    Accordingly, the spin-off of Five Star common shares will be treated as a distribution by us to you in the amount of the fair market value of the Five Star common shares distributed. Since we expect our 2001 distributions to exceed our current and accumulated earnings and profits, we expect that a portion of this distribution will be taxable to you as a dividend and a portion will be treated as a reduction in your adjusted tax basis in our common shares. You will have a tax basis in the Five Star common shares received in the spin-off equal to their fair market value at the time of the spin-off, and your holding period in those common shares commences on the day after the spin-off.

    We believe that for federal income tax purposes each of the Five Star common shares may be properly valued on the distribution date as the average of the reported high and low trading prices in the public market on that date, and we and Five Star will perform all tax reporting, including statements supplied to you and to the IRS, on the basis of this average price, called the distribution price. Because of the factual nature of value determinations, Sullivan & Worcester LLP is unable to render an opinion on the fair market value of the Five Star common shares.

    As described in more detail below, although the amount and extent to which we recognize gains and losses in the spin-off is not free from doubt, we expect:
(1) to recognize neither gain nor loss on Five Star's and its subsidiaries' assets; and (2) to recognize gain but not loss on the distribution of the Five Star shares. Any gain that we recognize in the spin-off will increase our 2001 current earnings and profits, and the spin-off itself will increase the total amount of our 2001 distributions by the amount of the distribution of the Five Star shares. The IRC requires that a REIT's available earnings and profits for its taxable year be allocated pro rata among each of its common share distributions for that taxable year. Because we expect to generate taxable income during 2001 which will be allocated to each distribution we make, including the spin-off, a portion of the spin-off distribution will be considered taxable dividends. The final determination will be subject to a number of factors which are unknown at this time, including our final taxable income for 2001, the gain, if any, we realize in the spin-off, the amount and timing of distributions we declare which relate to our 2001 taxable year and the distribution price of the Five Star shares at the time of the spin-off. Assuming that you have held our common shares for the entire 2001 calendar year, we estimate:

    - If the distribution price for the Five Star shares equals their book value, you will have no additional taxable dividend as a result of the spin-off.

    - You will have no additional taxable dividend for distribution prices up to about 110% of book value for Five Star shares.

    - Distribution prices in excess of 110% of the book value of Five Star shares will increase your taxable dividend for 2001. Each $0.10 increase in distribution price per our common share will yield an additional taxable dividend to you of $0.10 per our common share.

    - The spin-off distribution will not reduce the taxable dividends to you for the year.

However, a definitive taxable dividend computation will not be possible until after the spin-off.

    To the extent we are able, we intend to designate a portion of our taxable dividends for the year as capital gain dividends that generally will be subject to tax at the maximum capital gain rates of 20% and 25% in the case of our noncorporate shareholders.

    TAXATION OF TAX-EXEMPT ENTITIES. Tax-exempt entities are generally not subject to federal income taxation except to the extent of their "unrelated business taxable income", often referred to as UBTI, as defined in Section 512(a) of the IRC. As with our other distributions, the distribution of Five Star common shares to you if you are a tax-exempt entity should generally not constitute UBTI, provided that you have not financed your acquisition of our common shares with acquisition indebtedness within the meaning of Section 514 of the IRC. However, if you are a tax-exempt pension trust, including a so-called 401(k) plan but excluding an individual retirement account or government pension plan, that owns more than 10% by value of a pension-held REIT, then you may have to report a portion of the dividends that you receive from that REIT as UBTI. Although we cannot provide complete assurance on this matter, we believe that we have not been and will not become a pension-held REIT.

    TAXATION OF NON-U.S. PERSONS. If you are a non-U.S. person who holds our common shares, the spin-off of Five Star common shares will generally be taxable to you in the same manner as any other distribution of cash or property that we make to you. The rules governing the federal income taxation of non-U.S. persons are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. person, you should consult with your own tax advisor to determine the impact of federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to the spin-off of the Five Star common shares and your investment in our common shares.

    You will generally be subject to regular federal income tax in the same manner as a U.S. person with respect to the spin-off of Five Star common shares and your investment in our common shares, if this investment is effectively connected with your conduct of a trade or business in the United States. In addition, if you are a corporate shareholder of ours, your income that is effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the IRC, which is payable in addition to regular federal corporate income tax. The balance of this summary addresses only those non-U.S. persons whose investment in our common shares is not effectively connected with the conduct of a trade or business in the United States.

    We are not at this time designating the distribution of the Five Star common shares as a capital gain dividend that is subject to 35% withholding for non-U.S. persons, and accordingly the 30% or applicable lower treaty rate withholding will be imposed upon the fair market value of the Five Star common shares that we distribute to you. We or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Five Star common shares that you would otherwise receive, and you will bear the brokerage or other costs for this withholding procedure. Because we cannot determine our current and accumulated earnings and profits until the end of our taxable year, withholding at the rate of 30% or applicable lower treaty rate will be imposed on the gross fair market value of the Five Star common shares distributed to you. Notwithstanding this and other withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed your adjusted basis in our common shares, and the nontaxable return of capital will reduce your adjusted basis in our common shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed your adjusted basis in our common shares, the distributions will give rise to tax liability only if you would otherwise be subject to tax on any gain from the sale or exchange of our common shares. Your gain from the sale or exchange of our common shares will not be taxable if: (1) our common shares are "regularly traded" within the meaning of Treasury regulations under Section 897 of the IRC and you have at all times during the preceding five years owned 5% or less by value of our outstanding common shares, or (2) we are a "domestically-controlled REIT" within the meaning of Section 897 of the IRC. Although we cannot provide complete assurance on this matter, we believe that our shares are regularly traded and that we are a domestically-controlled REIT. You may seek a refund of amounts withheld on distributions to you in excess of our current and accumulated earnings and profits, provided that you furnish the required information to the IRS.

    Some of our 2001 distributions may be treated for federal income tax purposes as attributable to dispositions of United States real property interests. To the extent that a portion of any of our distributions to you, including the distribution of Five Star common shares, is attributable to a disposition by us of United States real property interests, you will be subject to tax on this portion as though it were gain effectively connected with a trade or business conducted in the United States. Accordingly, you will be taxed on these amounts at the capital gain rates applicable to a U.S. person, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; you will be required to file a United States federal income tax return reporting these amounts, even if applicable 35% withholding is imposed as described below; and if you are a corporation, you may owe the 30% branch profits tax under Section 884 of the IRC in respect of these amounts.

    If you are a non-U.S. person, we and other applicable withholding agents will be required to withhold from distributions to you, and to remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend by us. In addition, if we designate any of our prior distributions as capital gain dividends, then our subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends for purposes of this 35% withholding rule. After the close of our 2001 taxable year, we expect to designate to the maximum extent possible a portion of one or more of our 2001 distributions as capital gain dividends, and accordingly 35% withholding will be imposed upon our subsequent distributions to you to that extent.

FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF TO SENIOR HOUSING

    The IRC imposes upon us various REIT qualification tests discussed more fully in our 2000 Annual Report. While we believe that we have operated and will operate in a manner to satisfy the various REIT qualification tests, our counsel has not reviewed and will not review our compliance with these tests on a continuing basis. The following discussion summarizes how the Five Star spin-off affects our REIT qualification and taxation issues under the IRC.

    IN GENERAL. So long as Five Star and its subsidiaries remain our wholly owned direct or indirect subsidiaries, Five Star and most of its subsidiaries will be our qualified REIT subsidiaries under Section 856(i) of the IRC or, equivalently, noncorporate entities that are taxed as part of us under regulations issued under Section 7701 of the IRC. During these periods Five Star and most of its subsidiaries will not be taxpayers separate from us for federal income tax purposes. However, a few of the Five Star subsidiaries are currently our taxable REIT subsidiaries, with federal income tax filing and payment obligations that are separate from ours. Under the expected transaction agreement that will govern the spin-off, we will be generally responsible for Five Star's federal income tax filings and liabilities, if any, as well as those of all its subsidiaries, for the periods prior to the spin-off.

    When Five Star ceases to be wholly owned by us as a result of the spin-off, the following will be deemed to have occurred for federal income tax purposes:

    - Immediately preceding the spin-off distribution of the Five Star common shares, we disposed of Five Star's properties and assets, and the properties and assets of its subsidiaries, in a tax-free exchange called the deemed incorporation, in which the aggregate amount we realized equaled the sum of: (1) the fair market value of all the Five Star common shares immediately preceding the spin-off, plus (2) the aggregate amount of liabilities that are associated with Five Star and its subsidiaries' properties and assets and that remain Five Star's and its subsidiaries' responsibility after the spin-off. For these purposes, the assets and liabilities of our taxable REIT subsidiaries are ignored, and instead the stock in the parent taxable REIT subsidiary is treated like any other asset of Five Star's.

    - Immediately after the deemed incorporation, we distributed to our common shareholders substantially all of the Five Star common shares that we were treated as having received in the deemed incorporation.

    TAXATION OF THE DISTRIBUTION OF THE FIVE STAR COMMON SHARES. Our distribution to you of the Five Star common shares in the spin-off will be treated in the same manner as any other distribution of cash or property that we may make. Thus, the distribution of Five Star common shares together with our other 2001 distributions will entitle us to a dividends paid deduction to the extent of our earnings and profits for the year. In addition, we will recognize gain from the distribution of the Five Star common shares equal to the excess, if any, of the fair market value of the Five Star common shares that we distribute over our tax basis in those shares. In contrast, we will not recognize loss on the distribution even if our tax basis in the distributed Five Star common shares exceeds their fair market value.

    Under applicable judicial precedent, it is possible that for federal income tax purposes the per share fair market value of the Five Star common shares we distribute will differ from the average of the reported high and low trading prices for those shares in the public market on the date of the spin-off, called the distribution price. Because of the factual nature of value determinations, Sullivan & Worcester LLP is unable to render an opinion on the fair market value of the Five Star common shares that we will distribute. However, for purposes of computing any gain that we may have on the distribution of the Five Star common shares, we believe that the fair market value of the Five Star common shares may be computed as the distribution price multiplied by the number of distributed Five Star common shares. Our tax basis in the Five Star common shares distributed is computed as described below.

    Any gain that we recognize on the distribution of the Five Star common shares will be qualifying gross income under the 95% gross income test of
Section 856(c) of the IRC, provided that we are not treated as holding those shares as inventory or other property held primarily for sale to customers. If any of this gain were characterized as the sale of inventory or other property held primarily for sale to customers, this would not affect our ability to satisfy the 95% gross income test, but the recharacterized gain would be subject to the 100% penalty tax of Section 857(b)(6) of the IRC. Although we can provide no assurance on this matter, we do not believe that we have held the Five Star common shares as inventory or other property held primarily for sale to customers, and accordingly we believe that our gain, if any, on distributed common shares will be short-term capital gain.

    Our tax basis in the 100% of the Five Star common shares that we own immediately prior to the spin-off will be equal to, and our tax basis in each distributed share of Five Star common stock will be the per share value of, the following sum: (1) our aggregate adjusted tax basis in Five Star's properties and assets, and the properties and assets of its subsidiaries, immediately prior to the deemed incorporation; minus (2) the aggregate amount of liabilities that are associated with Five Star's properties and assets, and the properties and assets of its subsidiaries, that remain Five Star's and its subsidiaries' responsibility after the spin-off. For these purposes, the assets and liabilities of our taxable REIT subsidiaries are ignored, and instead the stock in the parent taxable REIT subsidiary is treated like any other asset of Five Star's. Accordingly, we expect that our tax basis in each Five Star common share that we own immediately prior to the distribution will be approximately equal to the distribution price, and may possibly exceed the distribution price. Under these circumstances, we could recognize some gain but no loss on our distribution of the Five Star common shares.

    OUR POST SPIN-OFF RELATIONSHIP WITH FIVE STAR. After the distribution of the Five Star common shares, we expect to own one percent of the Five Star common shares. In addition, we anticipate that our leases with Five Star, Five Star's charter and bylaws, and the contemplated transaction agreement governing the spin-off will collectively contain restrictions upon the ownership of Five Star common shares and require Five Star to refrain from taking any actions that may jeopardize our qualification as a REIT under the IRC, including actions which would result in our, or our principal shareholder HRPT, obtaining actual or constructive ownership of 10% or more of the Five Star common shares for IRC
Section 856(d) purposes. Accordingly, commencing with our 2002 taxable year, we expect that the rental income we receive from Five Star and its subsidiaries will be "rents from real property" under Section 856(d) of the IRC, and thus qualifying income under the 75% and 95% gross income tests described in our 2000 Annual Report.

    OUR TAXABLE REIT SUBSIDIARIES. As described in our 2000 Annual Report, a few of our 100%-owned subsidiaries own healthcare facilities that are operated for our account and that do not constitute "foreclosure property" under the IRC. These subsidiaries have retained an independent contractor to be responsible for the day-to-day operation and management of their healthcare facilities, and we have filed taxable REIT subsidiary elections with respect to these subsidiaries effective January 1, 2001. We have also submitted a private letter ruling request to the IRS to confirm that these subsidiaries do not violate the IRC requirement that prohibits the direct or indirect operation or management of a healthcare facility by a taxable REIT subsidiary. If for whatever reason we are unable to obtain a favorable IRS private ruling on this matter, we will for our 2001 taxable year continue to treat these subsidiaries as our taxable REIT subsidiaries in reliance on Sullivan & Worcester LLP's opinion that, although the matter is not free from doubt, it is more likely than not that these subsidiaries do qualify for treatment as our taxable REIT subsidiaries. Further, our taxable REIT subsidiaries are also subsidiaries of Five Star and thus will be spun-off from us when we spin-off Five Star. Accordingly, we do not expect to have taxable REIT subsidiary qualification issues after the Five Star spin-off.

    Also, although we have not made arrangements to lease these subsidiaries' healthcare facilities to qualified tenants, we will take steps to qualify for the 75% and 95% gross income tests' relief provision described in our 2000 Annual Report, including for example by attaching an applicable schedule of gross income to our 2001 federal income tax return as required by Section 856(c)(6)(A) of the IRC. Thus, even if the IRS or a court ultimately determines that these subsidiaries failed to qualify as our taxable REIT subsidiaries, and that this failure thereby implicated our compliance with the 75% and 95% gross income tests, we expect we would qualify for the gross income tests' relief provision and thereby preserve our qualification and taxation as a REIT. If this relief provision were to apply to us, we would be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% or the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year; however, we would expect to owe little or no tax in these circumstances.

FEDERAL INCOME TAXATION OF FIVE STAR AND ITS SHAREHOLDERS

    IN GENERAL. After the spin-off distribution, Five Star will be taxable as a subchapter C corporation. Accordingly, Five Star will pay federal income taxes on its income, and not be subject to the distribution and other requirements applicable to REITs. Under the contemplated transaction agreement that will govern the spin-off, we expect to be generally responsible for Five Star's federal income tax liabilities and filings, as well as those of all its subsidiaries, for the periods prior to the spin-off.

    DISTRIBUTIONS ON FIVE STAR COMMON SHARES. At the present time, Five Star is not expected to pay any dividends on its common shares. However, if it does later decide to do so, tax consequences arising from your ownership of Five Star common shares would generally be as follows.

    If you are a U.S. person, distributions to you on the Five Star common shares during taxable years beginning on or after the spin-off will be treated as ordinary income dividends to the extent attributable to Five Star's current or accumulated earnings and profits, and thereafter as a return of basis to the extent of that basis, with any excess being treated as gain from a deemed disposition of your Five Star common shares. If you are a corporation, dividends paid to you on Five Star's common shares will generally be eligible for the dividends received deduction, subject to the limitations of the IRC with respect to the corporate dividends received deduction.

    If you are a non-U.S. person, dividends paid to you will be subject to withholding of federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. If you are eligible for a reduced rate of withholding pursuant to a tax treaty, you may obtain a refund of any excess amounts previously withheld by filing an appropriate claim for refund with the IRS. To claim the benefits of an income tax treaty, you are required to satisfy the applicable certification requirements, generally by executing an IRS Form W-8.

    DISPOSITIONS OF FIVE STAR COMMON SHARES. If you are a U.S. person, you will generally recognize gain or loss on a disposition of your Five Star common shares in an amount equal to the difference between the amount realized on the disposition and your adjusted basis in the disposed of common shares. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period in the disposed of Five Star common shares exceeds one year. Special rates of tax may apply to long-term capital gains recognized by noncorporate U.S. persons.

    If you are a non-U.S. person, you will generally not be subject to United States federal income tax in respect of gain you recognize on a disposition of the Five Star common shares. However, you may be subject to taxation if you are an individual who is present in the United States for 183 or more days in the taxable year of the sale. In addition, you may be subject to taxation if Five Star is or has been a "United States real property holding corporation" for federal income tax purposes; however, this taxation will not apply if the Five Star common shares are "regularly traded" within the meaning of Treasury regulations under Section 897 of the IRC and you have at all times during the preceding five years owned 5% or less by value of the Five Star common shares. For corporate non-U.S. persons, taxable gains recognized on a United States real property holding corporation may also attract an additional "branch profits" tax at a 30% or lower applicable treaty rate. At this time, we do not believe that Five Star is or will become a "United States real property holding corporation" for federal income tax purposes, but can provide no assurance in this regard.

THE CRESTLINE TRANSACTION

    The IRC imposes upon us various REIT qualification tests discussed more fully in our 2000 Annual Report. While we believe that we have operated and will operate in a manner to satisfy the various REIT qualification tests, counsel has not reviewed and will not review our compliance with these tests on a continuing basis. The following discussion summarizes how the Crestline transaction affects our REIT qualification and taxation issues under the IRC.

    IN GENERAL. Pursuant to the Crestline transaction, which is expected to close during our 2002 taxable year, we will acquire all of the outstanding stock of a subsidiary of Crestline. At the time of that acquisition, this subsidiary of Crestline will directly or indirectly own all or nearly all of the outstanding equity interests in lower tier, corporate and noncorporate subsidiaries. Upon our acquisition, we expect each of the acquired entities will become either our qualified REIT subsidiary under Section 856(i) of the IRC, or alternatively a disregarded entity or a partnership under Treasury regulations issued under Section 7701 of the IRC. Thus, after our acquisition, all assets, liabilities and items of income, deduction and credit of wholly-owned subsidiaries will be treated as ours for purposes of the various REIT qualification tests described in our 2000 Annual Report; similarly, for purposes of these various REIT qualification tests, we will be treated as owning and receiving our allocable share of acquired partnership assets, liabilities, income, deduction, and credit, as described in our 2000 Annual Report. In addition, we will generally be treated as the successor to the acquired subsidiaries' federal income tax attributes, such as those entities' adjusted tax bases in their assets and their depreciation schedules; we will also be treated as the successor to the acquired corporate subsidiaries' earnings and profits for federal income tax purposes, if any.

    Upon the closing of the Crestline transaction, we will lease the 31 owned facilities to Five Star and its subsidiaries. For our 2002 taxable year and thereafter, we expect Five Star and its subsidiaries will be tenants in whom we have at all times during the taxable year an actual and constructive ownership interest of less than 10% by vote and by value. Accordingly, commencing with our 2002 taxable year, we expect the rental income we receive from Five Star and its subsidiaries to be "rents from real property" under Section 856(d) of the IRC, and thus qualifying income under the 75% and 95% gross income tests described in our 2000 Annual Report.

    BUILT-IN GAINS FROM C CORPORATIONS. As described in our 2000 Annual Report, notwithstanding our qualification and taxation as a REIT, we may still be subject to corporate level taxation in particular circumstances. Specifically, if we acquire an asset from a subchapter C corporation in a transaction in which our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of that asset in the hands of the C corporation, and if we subsequently recognize gain on the disposition of that asset during the ten year period following our acquisition, then we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess at the time we acquired the asset, if any, of the asset's fair market value over its then adjusted tax basis, or (2) our gain recognized in the disposition. Accordingly, any taxable disposition of an asset acquired in the Crestline transaction during the ten-year period commencing with the closing of the Crestline transaction could be subject to tax under these rules. However, except as described below, we have no present plan or intent to dispose of any assets acquired in the Crestline transaction.

    We expect to agree in the transaction agreement governing the spin-off to convey to Five Star and its subsidiaries the operating assets that are typically owned by the tenant of a senior living facility at the closing of the Crestline transaction. In exchange, Five Star and its subsidiaries will assume related operating liabilities. We expect that the aggregate adjusted tax basis in the transferred operating assets will be less than the related liabilities assumed and that Five Star and its subsidiaries will receive a cash payment from us in the amount of the difference. We believe that the fair market value of these conveyed operating assets will equal their adjusted tax bases, and we and Five Star expect to do our respective tax return reporting to that effect. Accordingly, although Sullivan & Worcester LLP is unable to render an opinion on factual determinations such as assets' fair market values, we expect to report no gain or loss, and therefore to owe no corporate level tax under the rules for former C corporation assets, in respect of this conveyance of the operating assets to Five Star.

    EARNINGS AND PROFITS. In addition to the other requirements for REIT qualification and taxation described in our 2000 Annual Report, there is a further requirement that will become relevant to us in our 2002 taxable year as a result of the Crestline transaction: we cannot at the end of any taxable year have any undistributed earnings and profits for federal income tax purposes that is attributable to a subchapter C corporation. Upon the closing of the Crestline transaction, we will as described above succeed to the undistributed earnings and profits, if any, of the acquired corporate subsidiaries. Thus, we need to distribute any and all of these undistributed earnings and profits no later than December 31, 2002. If we fail to do so, we will not qualify and be taxed as a REIT for 2002 and thereafter, unless a relief provision applies.

    Although Sullivan & Worcester LLP is unable to render an opinion on factual determinations such as the amount of undistributed earnings and profits, we have made preliminary estimates of the amount of undistributed earnings and profits that we would inherit in the Crestline transaction. At present, we believe that we will not acquire any undistributed earnings and profits in the Crestline transaction. However, there can be no assurance that the IRS would not, upon subsequent examination, propose adjustments to the undistributed earnings and profits that we inherit as a result of the Crestline transaction. In examining the calculation of undistributed earnings and profits that we inherit, the IRS might consider all taxable years of the acquired subsidiaries as open for review for purposes of its proposed adjustments.

    If, after the Crestline transaction closes, we discover that we have inherited undistributed earnings and profits in the Crestline transaction that would not be eliminated by December 31, 2002 through our normal distributions to shareholders, we may elect to preserve our qualification and taxation as a REIT by making a special distribution for our 2002 taxable year.

    If, despite our best efforts during our 2002 taxable year, it is subsequently determined that we have undistributed earnings and profits from the Crestline transaction at December 31, 2002, we may be eligible for a relief provision similar to the "deficiency dividends" procedure described in our 2000 Annual Report. To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the undistributed earnings and profits; in addition, we would be required to distribute to our shareholders, in addition to our other REIT distribution requirements, the amount of the undistributed earnings and profits less the interest charge paid.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Information reporting and backup withholding may apply to distributions or proceeds paid to our shareholders and to Five Star shareholders in the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. The current backup withholding rate is 30.5%, but that rate falls to 30% for the calendar years 2002 and 2003, and is scheduled to gradually decrease to 28% by calendar year 2006.

    The distribution of the Five Star common shares is an in-kind distribution to our shareholders, and thus we, or other applicable withholding agents, will have to collect any applicable backup withholding by reducing to cash for remittance to the IRS a sufficient portion of the Five Star common shares that you would otherwise receive, and you will bear the brokerage or other costs for this withholding procedure.

    IF YOU ARE A U.S. PERSON. You may be subject to backup withholding when you receive distributions on, or proceeds upon the sale, exchange, redemption, retirement or other disposition of, our shares or the Five Star common shares. Thus, backup withholding may apply to the Five Star common shares you receive in the spin-off distribution. In general, you can avoid this backup withholding if you have properly executed under penalties of perjury an IRS Form W-9 or substantially similar form on which you:

    - provide your correct taxpayer identification number, and

    - certify that you are exempt from backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you have not previously provided and do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS and the withholding agent may also have to withhold a portion of any capital gain distributions paid to you.

    Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another exempt category, distributions and other payments on our shares and the Five Star common shares paid to you during the calendar year, and the amount of tax withheld if any, will be reported to you and to the IRS.

    IF YOU ARE A NON-U.S. PERSON. Distributions on our shares or on the Five Star common shares paid to you during each calendar year, and the amount of tax withheld if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding, or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions and other payments to you on our shares or on the Five Star common shares may be subject to backup withholding as discussed above, unless you have properly certified your non-U.S. person status on an IRS Form W-8 or substantially similar form. Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of our shares or the Five Star common shares if you have properly certified your non-U.S. person status on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that you receive upon the sale, exchange, redemption, retirement or other disposition of our shares or the Five Star common shares if you receive those proceeds through a broker's foreign office.

OTHER TAX CONSEQUENCES

    You should recognize that our and our shareholders' federal income tax treatment, as well as Five Star's and its shareholders' federal income tax treatment, may be modified by legislative, judicial, or administrative actions at any time, and these actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by the Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing regulations, and revised interpretations of established concepts occur frequently. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions either directly or indirectly affecting us and Five Star, or any of our respective shareholders. Revisions in federal income tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in our shares and in the Five Star common shares. We and Five Star, as well as our respective shareholders, may also be subject to state or local taxation in various state or local jurisdictions, including those in which we, Five Star and our respective shareholders transact business or reside. State and local tax consequences may not be comparable to the federal income tax consequences discussed above.

FORWARD-LOOKING STATEMENTS

    Statements contained in this Form 8-K, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Also, when we use any of the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions, we are making forward-looking statements. These statements concern our ability to successfully conclude a planned acquisition of 31 senior living facilities from Crestline, our ability to effect a spin-off of substantially all of the shares of Five Star, our ability to operate facilities which we took back from financially troubled tenants, the possible expansion of our portfolio, the performance of our tenants and facilities, our ability to make distributions, our policies and plans regarding investments, financings and other matters, our tax status as a real estate investment trust, our ability to appropriately balance the use of debt and equity and to access capital markets or other sources of funds and other statements or implications arising from such statements. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, without limitation, whether we complete the spin-off on the contemplated terms, the ability of Crestline and us to satisfy conditions to closing our acquisition of 31 senior living facilities, and the impact of changes on us and our tenants, including Five Star, in the status of the economy and the capital markets (including prevailing interest rates), compliance with and changes to regulations and payment policies within the healthcare industry, changes in financing terms, competition within the healthcare and senior housing industries, and changes in federal, state and local legislation. The information contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2000 including under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identify other important factors that could cause such differences.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    (a) Pro Forma Financial Information and Other Data (see index on page F-1)

    (b) Financial Statements of CSL Group, Inc. and Subsidiaries as Partitioned For Sale to SNH/CSL Properties Trust (see index on page F-1)

    (c) Exhibits

         8.1 Legal Opinion of Sullivan & Worcester LLP as to tax matters.

        10.1 Stock Purchase Agreement dated as of August 9, 2001, among Senior Housing Properties Trust, SNH/CSL Properties Trust, CLJ Capital Corporation and CSL Group, Inc. including forms of Escrow Agreement and Tax Allocation Agreement.

        23.1 Consent of Arthur Andersen LLP.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                       SENIOR HOUSING PROPERTIES TRUST

                                                       By:  /s/ DAVID J. HEGARTY
                                                            -----------------------------------------
                                                            Name: David J. Hegarty
                                                            Title:  President

                                                       By:  /s/ JOHN R. HOADLEY
                                                            -----------------------------------------
                                                            Name: John R. Hoadley
                                                            Title:  Chief Financial Officer

Date: October 1, 2001

                         INDEX TO FINANCIAL STATEMENTS

SENIOR HOUSING PROPERTIES TRUST UNAUDITED PRO FORMA
  CONSOLIDATED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Consolidated Financial
  Statements................................................     F-2
Unaudited Pro Forma Consolidated Balance Sheet at June 30,
  2001......................................................     F-3
Unaudited Pro Forma Consolidated Statement of Income for the
  year ended December 31, 2000..............................     F-4
Unaudited Pro Forma Consolidated Statement of Income for the
  six months ended June 30, 2001............................     F-5
Notes to Unaudited Pro Forma Consolidated Financial
  Statements................................................     F-6

CONSOLIDATED FINANCIAL STATEMENTS OF CSL GROUP, INC. AND
  SUBSIDIARIES AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES
  TRUST

Unaudited Condensed Consolidated Balance Sheet at June 15,
  2001......................................................    F-12
Unaudited Condensed Consolidated Statements of Operations
  for the twenty-four weeks ended June 15, 2001 and June 16,
  2000......................................................    F-13
Unaudited Condensed Consolidated Statements of Cash Flows
  for the twenty-four weeks ended June 15, 2001 and June 16,
  2000......................................................    F-14
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................    F-15
Report of Independent Public Accountants....................    F-16
Consolidated Balance Sheets at December 31, 2000 and 1999...    F-17
Consolidated Statement of Operations for the three fiscal
  years ended December 29, 2000, December 31, 1999 and
  January 1, 1999...........................................    F-18
Consolidated Statements of Cash Flows for the three fiscal
  years ended December 29, 2000, December 31, 1999 and
  January 1, 1999...........................................    F-20

                        SENIOR HOUSING PROPERTIES TRUST

          INTRODUCTION TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2001 AND PRO FORMA CONSOLIDATED STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2001
                     AND THE SIX MONTHS ENDED JUNE 30, 2001

    The following unaudited pro forma consolidated balance sheet gives separate effect to: (1) financing transactions completed subsequent to June 30, 2001, as described in the notes thereto; (2) the proposed spin-off of Five Star, the commencement of the lease for 56 facilities which we currently own and certain related transactions described in the notes thereto; and (3) the proposed Crestline transaction and the commencement of the lease with Five Star for the 31 facilities thereby acquired and certain related transactions described in the notes thereto, as though such transactions had occurred on June 30, 2001.

    The following unaudited pro forma consolidated statements of income give effect to our foreclosure or acquisition of facilities from former tenants, our sale of four properties in October 2000 financing transactions completed after January 1, 2000 and certain other transactions described in the notes thereto, as though such transactions had occurred on January 1, 2000. Separately, the following unaudited pro forma financial statements of income give effect to the proposed spin-off of Five Star, the commencement of the lease for 56 facilities which we currently own, and related transactions as described in the notes thereto, as though such transactions occurred on January 1, 2000. Separately, the following unaudited pro forma consolidated statements of income give effect to the proposed Crestline transaction and the commencement of the lease with Five Star for the 31 facilities thereby acquired and certain related transactions described in the notes hereto, as though such transactions occurred on January 1, 2000.

    The pro forma information is based in part upon our historical financial statements filed on our Form 10-Q for the quarter ended June 30, 2001 and Form 10-K for the year ended December 31, 2000, and financial statements of CSL Group, Inc. and Subsidiaries as Partitioned For Sale to SNH/CSL Properties Trust, filed herewith, and the financial statements of our acquired businesses filed on Form 8-K dated January 30, 2001 as amended. This pro forma information should be read in conjunction with all of the financial statements and notes thereto included or incorporated by reference in this Form 8-K. In the opinion of management, all adjustments necessary to reflect the effects of the transactions discussed above have been reflected in the pro forma information.

    We currently have sufficient financial resources to effect the closing of the Crestline transaction through a combination of assumed debt, seller financing and our revolving line of credit (see Notes K and X). We may undertake one or more financings from time to time and at any time in the future. Those financings could include common equity, preferred equity, debt or other forms of capital. It is likely that any financing will reduce the amount of proceeds under our revolving credit facility that we use to close the Crestline transaction, if it closes at all. Any common equity financing will increase our total shares outstanding and will cause our per share results to be less than the per share results shown on the accompanying pro forma income statements, whether or not the Crestline transaction or the spin-off is completed. Any financing other than common shares will also cause our per share results to be less than the per share results shown on the accompanying pro forma income statements, whether or not the Crestline transaction or the spin-off is completed, because if we undertake these financings, we will likely incur interest or other fixed charges which are higher than the pro forma interest charges on outstanding amounts under our revolving credit facility. Although it is not possible to estimate the effect of future possible financings because their terms are unknown at this time, their impact may be material.

    The following unaudited pro forma financial data is not necessarily indicative of what our actual financial position or results of operations would have been as of the date or for the period indicated, nor does it purport to represent our financial position or results of operations for future periods.

                        SENIOR HOUSING PROPERTIES TRUST

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 2001

                             (DOLLARS IN THOUSANDS)

                                                                                                                PRO FORMA FOR
                                                           ADJUSTED                  PRO FORMA     CRESTLINE     SPIN-OFF AND
                                Company      Financing     COMPANY                      FOR       Transaction     CRESTLINE
                               Historical   Adjustments   HISTORICAL   Spin-off       SPIN-OFF    Adjustments    TRANSACTION
                               ----------   -----------   ----------   --------      ----------   -----------   --------------
ASSETS
Real estate properties, at
  cost.......................   $598,526     $     --      $598,526    $     --      $ 598,526     $605,310 (I)   $1,203,836
Less accumulated
  depreciation...............    116,567                    116,567                    116,567                       116,567
                                --------     --------      --------    --------      ---------     --------       ----------
                                 481,959                    481,959                    481,959      605,310        1,087,269
Cash and cash equivalents....      5,554                      5,554                      5,554                         5,554
Accounts receivable, net.....     49,741                     49,741     (40,853)(D)      8,888                         8,888
Other assets.................     20,442           75 (A)    20,517        (964)(E)     19,553        7,573 (J)       27,126
                                --------     --------      --------    --------      ---------     --------       ----------
                                $557,696     $     75      $557,771    $(41,817)     $ 515,954     $612,883       $1,128,837
                                ========     ========      ========    ========      =========     ========       ==========

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Revolving credit facility....   $ 74,000     $(44,596)(B)  $ 29,404    $ 13,758 (F)  $  43,162     $183,290 (K)   $  226,452
Other debt...................         --                         --                         --      428,829 (K)      428,829
Prepaid rent.................      8,520                      8,520                      8,520                         8,520
Security deposits............      1,520                      1,520                      1,520                         1,520
Accounts payable and accrued
  expenses of facilities'
  operations.................     15,575                     15,575     (15,575)(G)         --                            --
Other liabilities............     10,774                     10,774                     10,774          764 (L)       11,538
                                --------     --------      --------    --------      ---------     --------       ----------
Total liabilities............    110,389      (44,596)       65,793      (1,817)        63,976      612,883          676,859
Mandatorily redeemable
  preferred securities of a
  subsidiary whose sole
  assets are the Company's
  junior subordinated
  debentures due 2041 ("Trust
  Preferred Securities").....     25,000        2,394 (A)    27,394                     27,394                        27,394
Shareholders' equity.........    422,307       42,277 (C)   464,584     (40,000)(H)    424,584                       424,584
                                --------     --------      --------    --------      ---------     --------       ----------
                                $557,696     $     75      $557,771    $(41,817)     $ 515,954     $612,883       $1,128,837
                                ========     ========      ========    ========      =========     ========       ==========

                        SENIOR HOUSING PROPERTIES TRUST

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          DISPOSITION                                                            PRO FORMA FOR
                                              AND          ADJUSTED                                 CRESTLINE     SPIN-OFF AND
                             Company       Financing       COMPANY                PRO FORMA FOR    Transaction     CRESTLINE
                            Historical    Adjustments     HISTORICAL   Spin-off      SPIN-OFF      Adjustments    TRANSACTION
                            ----------   --------------   ----------   --------   --------------   -----------   --------------
REVENUES:
Rental income.............   $ 64,377       $ (9,366)(M)   $ 54,426    $(1,227)(T)    $53,199        $63,000(T)     $116,199
                                                (585)(N)
Other real estate
  income..................      2,520                         2,520     (2,520)(U)         --                             --
Interest and other
  income..................      1,520            400 (O)      1,920       (695)(T)      1,225                          1,225
FF&E reserve income.......         --                            --                       --           7,188 (W)       7,188
Gain on foreclosures and
  lease terminations......      7,105         (7,105)(P)         --                       --                              --
                             --------       --------       --------    -------       -------         -------        --------
Total revenues............     75,522        (16,656)        58,866     (4,442)       54,424          70,188         124,612
                             --------       --------       --------    -------       -------         -------        --------

EXPENSES:
Interest..................     15,366        (12,356)(Q)      3,010      1,157 (V)      4,167         55,680 (X)      59,847
Distributions on Trust
  Preferred...............         --          2,797 (R)      2,797                    2,797                           2,797
Depreciation..............     20,140         (1,936)(M)     18,167                   18,167          17,132 (Y)      35,299
                                                 (37)(N)
General and
  administrative..........
-- Recurring..............      5,475           (424)(M)      4,995                    4,995           3,523 (Y)       8,518
                                                 (56)(N)
-- Related to foreclosures
  and lease
  terminations............      3,519         (3,519)(P)         --                       --                              --
                             --------       --------       --------    -------       -------         -------        --------
Total expenses............     44,500        (15,531)        28,969      1,157        30,126          76,335         106,461
                             --------       --------       --------    -------       -------         -------        --------
Income before gain on sale
  of properties...........   $ 31,022       $ (1,125)      $ 29,897    $(5,599)      $24,298         $(6,147)       $ 18,151
                             ========       ========       ========    =======       =======         =======        ========
Weighted average shares
  outstanding.............     25,958          3,416 (S)     29,374         --        29,374              --          29,374
                             ========       ========       ========    =======       =======         =======        ========
Basic and diluted earnings
  per share:
Net income................   $   1.20                      $   1.02                  $  0.83                        $   0.62
                             ========                      ========                  =======                        ========

                        SENIOR HOUSING PROPERTIES TRUST

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                       FOR SIX MONTHS ENDED JUNE 30, 2001

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                                               PRO FORMA FOR
                                                         ADJUSTED                                 Crestline     SPIN-OFF AND
                              Company      Financing     COMPANY                PRO FORMA FOR    Transaction     CRESTLINE
                             Historical   Adjustments   HISTORICAL   Spin-off      SPIN-OFF      Adjustments    TRANSACTION
                             ----------   -----------   ----------   --------   --------------   -----------   --------------
Revenues:
Rental income..............   $ 22,215     $     --      $ 22,215    $  3,500 (T)   $  25,715     $ 31,500 (T)   $   57,215
Facilities' operations.....    113,260                    113,260    (113,260)(U)          --                            --
Interest and other
  income...................        489                        489                       489                             489
FF&E Reserve Income........         --                         --                        --          3,594 (W)        3,594
                              --------     --------      --------    --------     ---------       --------       ----------
Total revenues.............    135,964           --       135,964    (109,760)       26,204         35,094           61,298
                              --------     --------      --------    --------     ---------       --------       ----------

EXPENSES:
Interest...................      4,000       (1,494)(Q)     2,506         461 (V)       2,967       24,046 (X)       27,013
Distributions on Trust
  Preferred Securities of
  subsidiary trust.........         62        1,337 (R)     1,399                     1,399                           1,399
Depreciation...............      9,676                      9,676                     9,676          8,566 (Y)       18,242
Facilities' operations.....    110,365                    110,365    (110,365)(U)          --                            --
General and
  administrative...........
-- Recurring...............      2,108                      2,108                     2,108          1,762 (Y)        3,870
-- Related to foreclosures
  and lease terminations...      4,167       (4,167)(P)        --                        --                              --
                              --------     --------      --------    --------     ---------       --------       ----------
Total expenses.............    130,378       (4,324)      126,054    (109,904)       16,150         34,374           50,524
                              --------     --------      --------    --------     ---------       --------       ----------
Net income.................   $  5,586     $ (4,324)     $  9,910    $    144     $  10,054       $    720       $   10,774
                              ========     ========      ========    ========     =========       ========       ==========
Weighted average shares
  outstanding..............     25,917        3,457 (S)    29,374          --        29,374             --           29,374
                              ========     ========      ========    ========     =========       ========       ==========
Basic and diluted earnings
  per share:
Net income.................   $   0.22                   $   0.34                 $    0.34                      $     0.37
                              ========                   ========                 =========                      ==========

                        SENIOR HOUSING PROPERTIES TRUST

CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS (DOLLARS IN THOUSANDS)

FINANCING ADJUSTMENTS

    Subsequent to June 30, 2001, we have completed several financing transactions which in the aggregate have changed our financial position. These transactions consist of the issuance of 3,445,000 common shares of beneficial interest and the issuance of 95,750 shares of preferred securities of a subsidiary which completed an offering that was initiated prior to June 30, 2001. All of the net proceeds of these transactions were applied to the outstanding balance on our revolving credit facility.

    A. Represents gross proceeds of $2,394 from the issuance of 95,750 shares of preferred securities of a subsidiary which completed an offering that was initiated prior to June 30, 2001, and $75 of related issuance costs to be amortized over the life of the securities.

    B. Amount represents pro forma net cash applied as a reduction of our revolving credit facility:

Net proceeds from issuance of 3,445,000 common shares at
  $13.00 per share.........................................  $42,277
Net proceeds from issuance of 95,750 preferred securities
  of a subsidiary at $25.00 per share......................    2,319
                                                             -------
Proceeds applied to credit facility........................  $44,596
                                                             =======

    C.  Represents our issuance in July 2001 of 3,445,000 common shares:

Gross proceeds from issuance of 3,445,000 common shares at
  $13.00 per share.........................................  $44,785
Underwriters' discount and other offering costs............   (2,508)
                                                             -------
Net proceeds...............................................  $42,277
                                                             =======

SPIN-OFF ADJUSTMENTS

    Although contingent upon a number of factors at this time, we currently expect to spin-off our subsidiary, Five Star Quality Care, Inc., which will separate our real estate ownership activities from our operating activities. The operating assets and liabilities associated with our ownership of 56 senior housing facilities which we repossessed or acquired from former tenants will be contributed to Five Star.

    D. Represents patient accounts receivable to be transferred to Five Star as part of the spin-off generated by the 56 facilities which will be owned by us and leased to Five Star subsequent to the spin-off.

    E. Represents primarily prepaid expenses to be transferred to Five Star as part of the spin-off related to the 56 facilities which will be owned by us and leased to Five Star subsequent to the spin-off.

    F. Represents borrowings under our revolving credit facility used to fund initial cash amounts expected to be contributed to Five Star.

    G. Represents accounts payable and accrued expenses to be transferred to Five Star as part of the spin-off generated by the 56 facilities which will be owned by us and leased to Five Star subsequent to the spin-off.

                        SENIOR HOUSING PROPERTIES TRUST

    H. Represents the estimated net equity (assets in excess of liabilities, see Notes D, E, F, and G) of Five Star and distributed to our shareholders in the spin-off.

CRESTLINE TRANSACTION ADJUSTMENTS

    Pursuant to an agreement we announced in August 2001, we expect to acquire 31 senior living facilities from Crestline Capital Corporation. Concurrent with the Crestline transaction, we expect to lease these 31 facilities to Five Star. As described in the Introduction to Pro Forma Financial Statements, the Crestline transaction is subject to contingencies and may not close.

    I. The Crestline transaction will result in the allocation of consideration using the purchase method of accounting. In addition to the payments made on the closing date of the Crestline transaction of the contract purchase price and adjustments thereto, we estimate we will pay closing costs of $10 million and we expect to make a cash payment to Five Star. The expected cash payment to Five Star of $3,613 on a pro forma basis is intended to compensate Five Star for assuming certain liabilities in excess of assets used in the operation of the 31 facilities. Amounts allocated to tangible fixed assets are as follows:

Contract purchase price...................................  $600,000
Contract purchase price adjustments, net..................    (1,494)
Estimated closing costs...................................    10,000
Estimated payment to Five Star at lease commencement (see
  Note X).................................................     3,613
                                                            --------
  Subtotal................................................   612,119

Monetary assets received in Crestline transaction (see
  Note J).................................................    (7,573)
Monetary liabilities received in Crestline transaction
  other than funded debt (see Note L).....................       764
                                                            --------
Total fixed assets........................................  $605,310
                                                            ========

    J. Amounts allocated to other assets represent cash deposits in accounts restricted for use: (1) servicing future interest payments on assumed mortgage debt; (2) making future payments for real estate taxes on properties which secure the related mortgage debt; and (3) cash escrow accounts for routine capital expenditures at the facilities.

    K. To finance the Crestline transaction, we expect to assume certain existing debts of the Crestline subsidiaries we will acquire and to contribute additional funds from our own sources toward the purchase price and to Five Star. As described in the Introduction to Pro Forma Financial Statements our own sources may include our revolving credit facility, as reflected below, and may include funds from other financing transactions which we may undertake prior to our closing of the Crestline transaction.

Assumed term debt, including capital leases...............  $233,829
New term debt.............................................   170,000
Seller financing..........................................    25,000
                                                            --------
Total debt assumed or seller financed.....................   428,829

Borrowings under our credit facility......................   183,290
                                                            --------
Total debt to close the Crestline transaction.............  $612,119
                                                            ========

    L. Amounts allocated to other liabilities primarily represent accrued interest.

                        SENIOR HOUSING PROPERTIES TRUST

CONDENSED CONSOLIDATED STATEMENT OF INCOME ADJUSTMENTS (DOLLARS IN THOUSANDS)

DISPOSITION AND FINANCING ADJUSTMENTS

    M. Represents elimination of rental income, depreciation expense and general and administrative expense recognized related to four facilities we sold during 2000 for cash of $123,000. Net proceeds were applied to reduce then outstanding amounts under our revolving credit facility. See Note Q.

    N. Represents the elimination of rental and interest income, depreciation expense and general and administrative expense recognized during the period prior to transfer to a former tenant of five facilities and transfer to a former borrower of one mortgage as part of foreclosure settlements, net of similar impact from one facility transferred to us as part of a foreclosure settlement and leased to a new tenant.

    O. Represents annualized dividend income on common shares of HRPT Properties Trust conveyed to us at the time of our foreclosure on properties formerly leased to a former tenant which were transferred to us as part of a foreclosure settlement.

    P. Represents the elimination of the gain on foreclosure and lease terminations and the related general and administrative expenses because they are not expected to recur.

    Q. Represents a reduction in interest expense related to the repayment of borrowings under the revolving credit facility described in Note B and the sale of properties described in Note M as follows:

                                                                                                SIX MONTHS
                                                                   YEAR ENDED                     ENDED
                                                               DECEMBER 31, 2000              JUNE 30, 2001
                                                               ------------------             --------------
            Proceeds from sale of facilities in
              October 2000 used to repay amounts
              outstanding under credit facility...  $123,000
            Weighted average interest rate........       8.4%
                                                    --------
            Annual interest expense...............    10,332
            Proration for 10 months...............  x 10/12
                                                    --------
            Interest expense reduction............                   $ 8,610                     $    --
            Proceeds from offerings described in
              Note B used to repay amounts
              outstanding under credit facility...    44,596                         44,596
            Weighted average interest rate........       8.4%                           6.7%
                                                    --------                        -------
            Interest expense reduction............                     3,746                       1,494
                                                                     -------                     -------
            Total interest expense reduction......                   $12,356                     $ 1,494
                                                                     =======                     =======

                        SENIOR HOUSING PROPERTIES TRUST

    R. Represents impact on distributions from the issuance of 10.125% preferred securities of a subsidiary as follows:

                                               YEAR ENDED       SIX MONTHS
                                              DECEMBER 31,        ENDED
                                                  2000        JUNE 30, 2001
                                              -------------   --------------
Gross amount of securities issued...........     $27,394          $27,394
Distribution rate (10.125% per annum).......      10.125%          5.0625%
                                                 -------          -------
Total distributions during the period.......       2,774            1,387
Amortization of deferred issuance costs.....          23               12
                                                 -------          -------
Expense for period..........................       2,797            1,399
Less amount included in historical
  results...................................          --               62
                                                 -------          -------
Total adjustment............................     $ 2,797          $ 1,337
                                                 =======          =======

    S. Represents the impact of transactions described in Note C on our weighted average common shares outstanding during the period.

ACQUISITION AND SPIN-OFF ADJUSTMENTS

    T. Represents expected minimum rents under the terms of our leases with Five Star as follows, net of rent and interest received from former tenants prior to foreclosure:

                                               YEAR ENDED       SIX MONTHS
                                              DECEMBER 31,        ENDED
                                                  2000        JUNE 30, 2001
                                              -------------   --------------
Minimum rent for 56 facilities currently
  owned by us to be leased to Five Star.....     $ 7,000          $ 3,500
Less rent received from former tenants prior
  to foreclosure............................      (8,227)              --
                                                 -------          -------
Net adjustment..............................     $(1,227)         $ 3,500
                                                 =======          =======
Interest income received from former tenant
  prior to foreclosure......................     $   695          $    --
                                                 =======          =======
Minimum rent for facilities to be acquired
  in the Crestline transaction to be leased
  to Five Star..............................     $63,000          $31,500
                                                 =======          =======

    U. Represents elimination, for the period subsequent to December 31, 2000, of facilities' operating revenues and expenses, and for the period prior to December 31, 2000, of other real estate income. These amounts were derived from the operations of facilities that were conducted for our own account. The facilities will be operated by Five Star subsequent to the spin-off under the terms of a lease agreement between us and Five Star.

                        SENIOR HOUSING PROPERTIES TRUST

    V. Represents the interest expense related to the borrowings on our credit facility described in Note F:

                                               YEAR ENDED       SIX MONTHS
                                              DECEMBER 31,        ENDED
                                                  2000        JUNE 30, 2001
                                              -------------   --------------
Borrowings on credit facility...............     $13,758          $13,758
Weighted average interest rate..............         8.4%             6.7%
                                                 -------          -------
Additional interest expense.................     $ 1,157          $   461
                                                 =======          =======

    W. Represents deposits made into reserves for capital improvements in accordance with existing management agreements for the properties to be acquired in the Crestline transaction and the expected leases with Five Star.

    X. As part of the Crestline transaction, we will assume debts as described in Note K above. These debts bear interest at various rates, and some of these debts bear interest at floating rates based on LIBOR. The applicable interest rates during the pro forma periods, assuming LIBOR equals its monthly average during the periods presented, were as follows:

                                               YEAR ENDED       SIX MONTHS
                                              DECEMBER 31,        ENDED
                                                  2000        JUNE 30, 2001
                                              -------------   --------------
Assumed term debt including capitalized
  leases, fixed rates.......................       9.4%             9.4%
Assumed term debt, floating rates...........       9.2%             7.5%
New mortgage financing, floating rate.......       9.4%             7.7%
Seller financing, fixed rate................      10.0%            10.0%
Credit facility, floating rate..............       8.4%             6.7%

       The table below estimates interest on the new mortgage financing based upon our preliminary discussions with a financing source.

       Some of the debt we will assume in the Crestline transaction requires both interest and principal payments. The weighted average outstanding balance for the obligations described above are as follows:

                                               YEAR ENDED       SIX MONTHS
                                              DECEMBER 31,        ENDED
                                                  2000        JUNE 30, 2001
                                              -------------   --------------
Assumed term debt including capitalized
  leases, fixed rates.......................    $142,364         $141,319
Assumed term debt, floating rates...........      92,370           92,370
New mortgage financing, floating rate.......     170,000          170,000
Seller financing, fixed rate................      25,000           25,000
Credit facility, floating rate..............     182,385          183,430
                                                --------         --------
Total.......................................    $612,119         $612,119
                                                ========         ========

                        SENIOR HOUSING PROPERTIES TRUST

       On a pro forma basis, the combination of the average interest rates and the average debt balances set forth above produce interest expense as follows:

                                               YEAR ENDED       SIX MONTHS
                                              DECEMBER 31,        ENDED
                                                  2000        JUNE 30, 2001
                                              -------------   --------------
Assumed term debt including capitalized
  leases, fixed rates.......................     $13,382          $ 6,642
Assumed term debt, floating rates...........       8,498            3,464
New mortgage financing, floating rate.......      15,980            6,545
Seller financing, fixed rate................       2,500            1,250
Credit facility, floating rate..............      15,320            6,145
                                                 -------          -------
Total.......................................     $55,680          $24,046
                                                 =======          =======

       As outlined above, a substantial portion of the debt we expect to incur as part of the Crestline transaction will be at floating rates. A
       1/8 percentage point increase in interest rates would produce pro forma interest expense which is $555 higher per annum.

    Y. Represents the impact of the Crestline transaction on depreciation expense and general and administrative expense.

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

                      CONDENSED CONSOLIDATED BALANCE SHEET

                           (UNAUDITED, IN THOUSANDS)

                                                              JUNE 15,
                                                                2001
                                                              ---------
                                ASSETS

Property and equipment, net.................................  $635,024
Due from Marriott Senior Living Services, net...............     9,289
Other assets................................................    10,960
Cash and cash equivalents...................................    14,454
                                                              --------
    Total assets............................................  $669,727
                                                              ========
                        LIABILITIES AND EQUITY
Debt........................................................  $247,723
Accounts payable and accrued expenses.......................       451
Deferred income taxes.......................................    62,502
Other liabilities...........................................    16,669
                                                              --------
    Total liabilities.......................................  $327,345
                                                              --------
Equity:
  Investments in and advances from parent...................   342,382
                                                              --------
    Total liabilities and equity............................  $669,727
                                                              ========

           See Notes to Condensed Consolidated Financial Statements.

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

        FOR THE TWENTY-FOUR WEEKS ENDED JUNE 15, 2001 AND JUNE 16, 2000

                           (UNAUDITED, IN THOUSANDS)

                                                              JUNE 15,    JUNE 16,
                                                                2001        2000
                                                              ---------   ---------
REVENUES
  Routine...................................................  $115,715    $109,002
  Ancillary.................................................    10,690      10,985
                                                              --------    --------
                                                               126,405     119,987
  Equity in earnings of affiliates..........................        --          20
                                                              --------    --------
    Total revenues..........................................   126,405     120,007
                                                              --------    --------

OPERATING COSTS AND EXPENSES
  Property-level operating costs and expenses
    Routine.................................................    73,542      69,796
    Ancillary...............................................     6,064       6,729
  Other operating costs and expenses
    Depreciation and amortization...........................    11,090      10,902
    Management fees.........................................     8,229       7,402
    Property taxes and other................................     4,034       4,409
                                                              --------    --------
      Total operating costs and expenses....................   102,959      99,238
                                                              --------    --------
OPERATING PROFIT............................................    23,446      20,769
Corporate expenses..........................................      (940)       (967)
Interest expense............................................    (9,776)     (7,620)
Interest income.............................................       432         227
                                                              --------    --------
INCOME BEFORE INCOME TAXES..................................    13,162      12,409
Provision for income taxes..................................    (5,397)     (5,088)
                                                              --------    --------

NET INCOME..................................................  $  7,765    $  7,321
                                                              ========    ========

           See Notes to Condensed Consolidated Financial Statements.

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

        FOR THE TWENTY-FOUR WEEKS ENDED JUNE 15, 2001 AND JUNE 16, 2000

                           (UNAUDITED, IN THOUSANDS)

                                                              JUNE 15,    JUNE 16,
                                                                2001        2000
                                                              ---------   ---------
OPERATING ACTIVITIES
Cash provided by operations.................................   $15,205    $ 24,259
                                                               -------    --------
INVESTING ACTIVITIES
  Expansions of senior living communities...................        --      (3,163)
  Other capital expenditures................................    (3,348)     (3,275)
  Increase (decrease) in capital improvement reserve........       (23)        412
                                                               -------    --------
Cash used in investing activities...........................    (3,371)     (6,026)
                                                               -------    --------
FINANCING ACTIVITIES
  Repayments of debt........................................    (1,151)     (1,808)
  Net advances to parent....................................    (2,905)    (16,946)
                                                               -------    --------
Cash used in financing activities...........................    (4,056)    (18,754)
                                                               -------    --------
Increase (decrease) in cash and cash equivalents............     7,778        (521)
Cash and cash equivalents, beginning of period..............     6,676       3,006
                                                               -------    --------
Cash and cash equivalents, end of period....................   $14,454    $  2,485
                                                               =======    ========

           See Notes to Condensed Consolidated Financial Statements.

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. On August 9, 2001, Crestline Capital Corporation ("Crestline Capital") and CSL Group, Inc. ("CSL Group") entered into a stock purchase agreement (the "Stock Purchase Agreement") with Senior Housing Properties Trust ("SNH") and SNH/CSL Properties Trust ("SNH/CSL"). Pursuant to the Stock Purchase Agreement, SNH/CSL would purchase the stock of CSL Group and certain other subsidiaries of Crestline Capital that compose Crestline Capital's senior living business (the "Partitioned Business") for $600 million, including the assumption of approximately $235 million in existing debt. The transaction is expected to close in the first quarter of 2002 and is subject to a successful vote by at least two-thirds of Crestline Capital's shareholders, arranging additional mortgage debt financing for $150 million to $175 million, obtaining certain consents and customary closing conditions.

    These condensed consolidated financial statements include only the assets and liabilities, along with the results from operations generated from the Partitioned Business, as described in the Stock Purchase Agreement. The Partitioned Business is an organizational unit of Crestline Capital and is not a distinct legal entity. As of June 15, 2001, the Partitioned Business consisted of the ownership of 31 senior living communities, a general partnership interest in one senior living community and a second mortgage note receivable on a senior living community.

    The accompanying condensed consolidated financial statements of the Partitioned Business have been prepared by management without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. Management believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Partitioned Business's audited financial statements for the fiscal year ended December 29, 2000.

    The accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal and recurring adjustments) necessary to present fairly the financial position of the Partitioned Business as of June 15, 2001 and the results of operations and cash flows for the twenty-four week period ended June 15, 2001. All significant intercompany accounts and transactions have been eliminated. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Crestline Capital Corporation:

    We have audited the accompanying consolidated balance sheets of CSL
Group, Inc. and subsidiaries (a business unit wholly owned by Crestline Capital Corporation) as partitioned for sale to SNH/CSL Properties Trust (see Note 1) as of December 29, 2000 and December 31, 1999, and the related consolidated statements of operations, equity and cash flows for the fiscal years ended December 29, 2000, December 31, 1999 and January 1, 1999. These consolidated financial statements are the responsibility of Crestline Capital Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSL
Group, Inc. as partitioned for sale to SNH/CSL Properties Trust, as of December 29, 2000 and December 31, 1999 and the results of its operations, equity and its cash flows for the fiscal years ended December 29, 2000, December 31, 1999 and January 1, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

Vienna, Virginia
August 31, 2001

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 29, 2000 AND DECEMBER 31, 1999

                                 (IN THOUSANDS)

                                                                2000       1999
                                                              --------   --------
                                     ASSETS

Property and equipment, net.................................  $643,110   $656,758
Due from Marriott Senior Living Services, net...............     6,106      5,729
Other assets................................................    12,522     17,246
Cash and cash equivalents...................................     6,676      3,006
                                                              --------   --------
    Total assets............................................  $668,414   $682,739
                                                              ========   ========
                             LIABILITIES AND EQUITY

Debt........................................................  $249,190   $205,629
Accounts payable and accrued expenses.......................       701      1,184
Deferred income taxes.......................................    63,660     61,554
Other liabilities...........................................    17,342     17,240
                                                              --------   --------
    Total liabilities.......................................   330,893    285,607
                                                              --------   --------
Equity:
  Investments in and advances to parent.....................   337,521    397,132
                                                              --------   --------
    Total liabilities and equity............................  $668,414   $682,739
                                                              ========   ========

                See Notes to Consolidated Financial Statements.

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

                     CONSOLIDATED STATEMENTS OF OPERATIONS

  FISCAL YEARS ENDED DECEMBER 29, 2000, DECEMBER 31, 1999 AND JANUARY 1, 1999

                                 (IN THOUSANDS)

                                                                2000       1999       1998
                                                              --------   --------   --------
REVENUES
  Routine...................................................  $239,065   $223,794   $213,378
  Ancillary.................................................    22,821     22,704     27,899
                                                              --------   --------   --------
                                                               261,886    246,498    241,277
  Equity in earnings of affiliates..........................        37         92         20
                                                              --------   --------   --------
    Total revenues..........................................   261,923    246,590    241,297
                                                              --------   --------   --------
OPERATING COSTS AND EXPENSES
  Property-level operating costs and expenses
    Routine.................................................   153,049    145,778    138,099
    Ancillary...............................................    14,493     15,414     21,317
  Other operating costs and expenses
    Depreciation and amortization...........................    24,083     21,624     22,115
    Management fees.........................................    15,658     14,965     13,973
    Property taxes and other................................     9,263      8,549      8,554
    Loss on impairment of asset.............................        --      3,522         --
    Other...................................................        --      1,650         --
                                                              --------   --------   --------
      Total operating costs and expenses....................   216,546    211,502    204,058
                                                              --------   --------   --------

OPERATING PROFIT............................................    45,377     35,088     37,239
Corporate expenses..........................................    (1,917)    (2,096)    (2,092)
Interest expense............................................   (19,586)   (17,061)   (22,173)
Interest income.............................................       942        773      2,028
                                                              --------   --------   --------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM...........    24,816     16,704     15,002
Provision for income taxes..................................   (10,175)    (6,849)    (6,151)
                                                              --------   --------   --------

INCOME BEFORE EXTRAORDINARY ITEM............................    14,641      9,855      8,851
Gain on early extinguishment of debt, net of taxes..........       253         --         --
                                                              --------   --------   --------

NET INCOME..................................................  $ 14,894   $  9,855   $  8,851
                                                              ========   ========   ========

                See Notes to Consolidated Financial Statements.

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

                       CONSOLIDATED STATEMENTS OF EQUITY

  FISCAL YEARS ENDED DECEMBER 29, 2000, DECEMBER 31, 1999 AND JANUARY 1, 1999

                                 (IN THOUSANDS)

Balance, January 2, 1998....................................  $230,727
  Investment from parent, net...............................   159,225
  Net income................................................     8,851
                                                              --------
Balance, January 1, 1999....................................   398,803
  Net income................................................     9,855
  Advances to parent, net...................................   (11,526)
                                                              --------
Balance, December 31, 1999..................................   397,132
  Net income................................................    14,894
  Advances to parent, net...................................   (74,505)
                                                              --------
Balance, December 29, 2000..................................  $337,521
                                                              ========

                See Notes to Consolidated Financial Statements.

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

  FISCAL YEARS ENDED DECEMBER 29, 2000, DECEMBER 31, 1999 AND JANUARY 1, 1999

                                 (IN THOUSANDS)

                                                                2000       1999       1998
                                                              --------   --------   --------
OPERATING ACTIVITIES
Net income..................................................  $ 14,894   $  9,855   $  8,851
Adjustments to reconcile net income to cash from operations:
  Depreciation and amortization.............................    24,083     21,624     22,115
  Gain on early extinguishment of debt, net of taxes........      (253)        --         --
  Loss on impairment of asset...............................        --      3,522         --
  Amortization of debt premiums and deferred financing
    costs...................................................      (710)    (1,550)    (1,550)
  Change in amounts due from Marriott Senior Living
    Services................................................      (377)     2,156    (10,934)
  Change in other operating accounts........................    11,867      2,820       (303)
                                                              --------   --------   --------
Cash provided by operations.................................    49,504     38,427     18,179
                                                              --------   --------   --------
INVESTING ACTIVITIES
  Expansions of senior living communities...................    (3,204)   (18,451)    (8,653)
  Purchase of minority partnership interest.................        --     (7,010)        --
  Other capital expenditures................................   (10,380)    (9,239)    (5,567)
  Other.....................................................       998        535     (3,432)
                                                              --------   --------   --------
Cash used in investing activities...........................   (12,586)   (34,165)   (17,652)
                                                              --------   --------   --------
FINANCING ACTIVITIES
  Repayments of debt........................................   (47,250)    (4,197)    (3,608)
  Issuances of debt.........................................    92,370         --         --
  Net advances to parent....................................   (74,505)   (11,526)        --
  Other.....................................................    (3,863)        --        (96)
                                                              --------   --------   --------
Cash used in financing activities...........................   (33,248)   (15,723)    (3,704)
                                                              --------   --------   --------
Increase (decrease) in cash and cash equivalents............     3,670    (11,461)    (3,177)
Cash and cash equivalents, beginning of year................     3,006     14,467     17,644
                                                              --------   --------   --------
Cash and cash equivalents, end of year......................  $  6,676   $  3,006   $ 14,467
                                                              ========   ========   ========

SUPPLEMENTAL INFORMATION--NON-CASH ACTIVITY:
  Investments from parent:
    Property and equipment..................................  $     --   $     --   $ 20,959
    Acquisition of minority interests paid by Crestline
      Capital...............................................        --         --     12,963
    Debt forgiveness........................................        --         --     92,195
    Debt prepayment paid by Host Marriott...................        --         --     26,405
    Other...................................................        --         --      6,703

                See Notes to Consolidated Financial Statements.

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND ORGANIZATION

    On June 21, 1997, Crestline Capital Corporation ("Crestline Capital", formerly known as HMC Senior Living Communities, Inc.), a wholly owned subsidiary of Host Marriott Corporation ("Host Marriott"), acquired all the outstanding stock of CSL Group, Inc. and subsidiaries ("CSL Group", formerly known as Forum Group, Inc. "Forum") from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc., pursuant to a stock purchase agreement dated June 21, 1997. In connection with the acquisition, Crestline Capital acquired the ownership of 29 senior living communities, and assigned to MSLS its interest as manager under long-term operating agreements. Subsequent to Crestline Capital's acquisition of Forum, the Partitioned Business acquired two additional senior living communities.

    On December 29, 1998 (the "Distribution Date"), Crestline Capital became a publicly traded company when Host Marriott completed its plan of reorganizing its business operations by spinning-off Crestline Capital to the shareholders of Host Marriott (the "Distribution"), as part of a series of transactions pursuant to which Host Marriott elected to be considered a real estate investment trust.

    On August 9, 2001, Crestline Capital and CSL Group entered into a stock purchase agreement (the "Stock Purchase Agreement") with Senior Housing Properties Trust ("SNH") and SNH/CSL Properties Trust ("SNH/CSL"). Pursuant to the Stock Purchase Agreement, SNH/CSL would purchase the stock of CSL Group and certain other subsidiaries of Crestline Capital that compose Crestline Capital's senior living business (the "Partitioned Business") for $600 million, including the assumption of approximately $235 million in existing debt. The transaction is expected to close in the first quarter of 2002 and is subject to a successful vote by at least two-thirds of Crestline Capital's shareholders, arranging additional mortgage debt financing for $150 million to $175 million, obtaining certain consents and customary closing conditions.

    These consolidated financial statements include only the assets and liabilities, along with the results from operations generated from the Partitioned Business, as described in the Stock Purchase Agreement. The Partitioned Business is an organizational unit of Crestline Capital and is not a distinct legal entity. As of December 29, 2000, the Partitioned Business consisted of the ownership of 31 senior living communities, a general partnership interest in one senior living community and a second mortgage note receivable on a senior living community.

    The Securities and Exchange Commission, in Staff Accounting Bulletin Number 55 (SAB 55), requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses include officer and employee salaries, rent or depreciation, advertising, accounting and legal services, other selling, general and administrative expenses and other such expenses. Investments and advances from parent represents the net amount of investments and advances made by Crestline Capital as a result of the acquisition and operation of the Partitioned Business. These financial statements include the adjustments necessary to comply with SAB 55.

    Through the Distribution Date, the Partitioned Business operated as a wholly owned business unit of Host Marriott utilizing Host Marriott's employees, insurance and administrative services since the Partitioned Business had no employees. Subsequent to the Distribution Date, the Partitioned Business operated as a wholly-owned business unit of Crestline Capital utilizing Crestline Capital's employees, insurance and administrative services since the Partitioned Business had no employees. Periodically, certain operating expenses, capital expenditures and other cash requirements of the Partitioned

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  BASIS OF PRESENTATION AND ORGANIZATION (CONTINUED)
Business were paid by either Host Marriott or Crestline Capital and charged directly or allocated to the Partitioned Business. Certain general and administrative costs of Host Marriott or Crestline Capital were allocated to the Partitioned Business using a variety of methods, principally including Host Marriott's or Crestline Capital's specific identification of individual cost items and otherwise through allocations based upon estimated levels of effort devoted by its general and administrative departments to individual entities or relative measures of size of the entities based on assets or revenues. In the opinion of management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Partitioned Business and its subsidiaries and controlled affiliates. Investments in affiliates owned 20 percent or more and over which the Partitioned Business has the ability to exercise significant influence, but does not control, are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

FISCAL YEAR

    The Partitioned Business's fiscal year ends on the Friday nearest to December 31.

REVENUES

    Revenues represent operating revenues from senior living communities. Routine revenues consist of resident fees and health care service revenues, which are generated primarily from monthly charges for independent and assisted living apartments and special care center rooms and daily charges for healthcare beds and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Ancillary revenue is generated on a "fee for service" basis for supplemental items requested by residents and is recognized as the services are provided.

    A portion of revenues from health care services was attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. For fiscal year 1998 and earlier, reimbursements under these contractual arrangements were subject to retroactive adjustments based on agency reviews. Revenues from health care services in 1998 were generally recorded net of estimated contractual allowances in the Partitioned Business's consolidated financial statements. Audits under the reimbursement agreements have generally been completed through fiscal year 1998 and there were no material audit adjustments. For fiscal years 1999 and 2000, the Partitioned Business is generally paid a fixed payment rate for its Medicare and Medicaid services and therefore, there are no contractual allowances for these fiscal years in the Partitioned Business's consolidated financial statements.

CASH AND CASH EQUIVALENTS

    All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents.

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Replacements and improvements that extend the useful life of property and equipment are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

    In cases where management is holding for sale a particular property, management assesses impairment based on whether the estimated sales price less cost of disposal of each individual property to be sold is less than the net book value. A property is considered to be held for sale when a decision is made to dispose of the property. Otherwise, impairment is assessed based on whether it is probable that undiscounted future cash flows from each property will be less than its net book value. If a property is impaired, its basis is adjusted to its fair value.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Partitioned Business to significant concentration of credit risk consist principally of cash and cash equivalents. The Partitioned Business maintains cash and cash equivalents with various high credit-quality financial institutions and limits the amount of credit exposure with any institution.

WORKING CAPITAL

    Pursuant to the terms of the senior living operating agreements (see
Note 6), the Partitioned Business is required to provide MSLS with working capital and supplies to meet the operating needs of the senior living communities. MSLS converts cash advanced by the Partitioned Business into other forms of working capital consisting primarily of operating cash, inventories, resident deposits and trade receivables and payables which are maintained and controlled by MSLS. Upon the termination of the operating agreements, MSLS is required to convert working capital and supplies into cash and return it to the Partitioned Business. As a result of these conditions, the individual components of working capital and supplies controlled by MSLS are not reflected in the Partitioned Business's consolidated balance sheets, however, the net working capital advanced is included in due from Marriott Senior Living Services on the Partitioned Business's consolidated balance sheets.

DEFERRED REVENUE

    Monthly fees deferred for the non-refundable portion of the entry fees are recorded as deferred revenue and included in other liabilities in the Partitioned Business's consolidated balance sheets. These amounts are recognized as revenue as services are performed over the expected term of the residents' contracts.

LIABILITY FOR FUTURE HEALTH CARE SERVICES

    Certain resident and admission agreements at the communities entitled residents to receive limited amounts of health care up to defined maximums. The estimated liabilities associated with the health care obligation have been accrued in other liabilities in the Partitioned Business's consolidated balance

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) sheets. As of December 29, 2000 and December 31, 1999, the liability totaled $977,000 and $1,140,000, respectively.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

    During July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", SFAS No. 142, "Goodwill and Intangible Assets" and SFAS No. 143, "Accounting for Asset Retirement Obligations". In the opinion of management the adoption of these statements will not have a material effect on the Partitioned Business's consolidated financial statements.

3.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                            2000       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Land....................................................  $107,425   $107,425
Buildings and leasehold improvements....................   564,867    560,029
Furniture and equipment.................................    49,292     43,675
                                                          --------   --------
                                                           721,584    711,129
Less accumulated depreciation and amortization..........   (78,474)   (54,371)
                                                          --------   --------
                                                          $643,110   $656,758
                                                          ========   ========

    In 1999, management determined that one of its senior living communities was impaired as a result of a deterioration of the community's operating results due to its size and age and the new supply of communities in its market. A
$3.5 million pre-tax charge was recorded to reduce the net book value of the property to its fair value.

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  RESTRICTED CASH

    Restricted cash, which is included in other assets on the Partitioned Business's consolidated balance sheets, consists of the following:

                                                               2000       1999
                                                             --------   --------
                                                               (IN THOUSANDS)
Debt service escrows.......................................   $1,137    $ 1,624
Fixed asset escrows........................................    4,878      5,310
Real estate tax escrows....................................    1,697      4,092
Insurance escrows..........................................       64      3,364
                                                              ------    -------
                                                              $7,776    $14,390
                                                              ======    =======

    The debt service, fixed asset, real estate tax and insurance escrows consist of cash transferred into segregated escrow accounts out of revenues generated by the senior living communities, pursuant to the secured debt agreements. Funds from these reserves are periodically disbursed by the collateral agent to pay for debt service, capital expenditures, insurance premiums and real estate taxes relating to the secured properties. In addition, the fixed asset escrows also include cash transferred into segregated escrow accounts pursuant to the senior living community operating agreements to fund certain capital expenditures at the senior living communities (see Note 6).

5.  LEASES

    The Partitioned Business is the lessee under capital and operating leases. Future minimum annual rental commitments for all non-cancelable leases as of December 29, 2000 are as follows:

                                                           CAPITAL    OPERATING
                                                            LEASES     LEASES
                                                           --------   ---------
                                                              (IN THOUSANDS)
2001.....................................................  $ 1,240     $  281
2002.....................................................    1,258        281
2003.....................................................    1,477        281
2004.....................................................    1,384        281
2005.....................................................    1,384        281
Thereafter...............................................    8,392      2,205
                                                           -------     ------
Total minimum lease payments.............................   15,135     $3,610
                                                                       ======
Less amount representing interest........................   (5,293)
                                                           -------
Present value of minimum lease payments..................  $ 9,842
                                                           =======

    The Partitioned Business leases two senior living communities under capital leases expiring in 2016. Upon the expiration of the lease or anytime prior to lease expiration, the Partitioned Business has the first right of refusal to submit a counter offer to any acceptable bona fide offer from a third party within 30 days of notice from the lessor. If the Partitioned Business fails to exercise its right of first refusal, then the lessor may proceed with the sale of the leased property and all assets therein. The assets recorded under capital leases, which are included in property and equipment on the Partitioned Business's consolidated balance sheets, were $13.4 million and $14.1 million as of December 29, 2000

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  LEASES (CONTINUED)
and December 31, 1999, respectively, net of accumulated amortization of $3.6 million and $2.4 million, respectively. The amortization for assets recorded under capital leases is included in depreciation and amortization on the Partitioned Business's consolidated statements of operations.

    The Partitioned Business also has one long-term operating ground lease which expires in 2013. The operating lease includes three renewal options exercisable in five-year increments through the year 2028.

    Rent expense for fiscal years 2000, 1999 and 1998 was $278,000, $281,000 and $279,000, respectively.

6.  OPERATING AGREEMENTS

    The senior living communities are subject to operating agreements which provide for MSLS to operate the senior living communities, generally for an initial term of 25 to 30 years with renewal terms subject to certain performance criteria at the option of MSLS of up to an additional five to ten years. The operating agreements provide for payment of base management fees equal to five percent of revenues and incentive management fees equal to 20% of operating profit (as defined in the operating agreements) over a priority return to the owner. In the event of early termination of the operating agreements, MSLS will receive additional fees based on the unexpired term and expected future base and incentive management fees. The Partitioned Business has the option to terminate certain, but not all, management agreements if specified performance thresholds are not satisfied. No operating agreement with respect to a single community is cross-collateralized or cross-defaulted to any other operating agreement, and any single operating agreement may be terminated following a default by the Partitioned Business or MSLS, although such termination will not trigger the cancellation of any other operating agreement.

    Most of the senior living communities are also subject to pooling agreements whereby for the limited purpose of calculating management fees and exercising certain termination rights under the operating agreements, the management fees and rights are considered in the aggregate for the senior living communities in each pool.

    The operating agreements require MSLS to furnish certain services ("Central Administrative Services") which are generally furnished on a central or regional basis to other senior living communities in the Marriott retirement community system. Such services will include the following: (i) marketing and public relations services; (ii) human resources program development; (iii) information systems support and development; and (iv) centralized computer payroll and accounting services. In lieu of reimbursement for such services, MSLS is paid an amount equal to 2% of revenues. Generally, through the earlier of (i) the end of the seventh year of the operating agreement or (ii) the date upon which certain performance criteria have been met, 50% of the Central Administrative services fee is payable only to the extent that operating profit for the communities exceeds a priority return to the owner. However, the payment of fees for the Central Administrative Services were generally waived for the first year of the operating agreement.

    The Partitioned Business is required under the operating agreements to contribute a percentage of revenues into an interest-bearing reserve account to cover the cost of (a) certain routine repairs and maintenance to the senior living communities which are normally capitalized and (b) replacements and

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  OPERATING AGREEMENTS (CONTINUED)
renewals to the senior living communities' property and improvements. The annual contribution amount (expressed as a percentage of revenues) generally will be 2.65% through fiscal year 2002, 2.85% for fiscal years 2003 through 2007, and 3.5% thereafter. The amount contributed for fiscal years 2000, 1999 and 1998 was $6.9 million, $6.4 million and $6.3 million, respectively. The operating agreements provide that the Partitioned Business shall separately fund the cost of certain major or non-routine repairs, alterations, improvements, renewals and replacements to the senior living communities.

7.  DEBT

    Debt consists of the following as of December 29, 2000 and December 31, 1999:

                                                            2000       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Mortgage debt secured by eight senior living communities
  with $242 million of real estate assets, with an
  interest rate of 10.01%, maturing through 2020 (amount
  includes debt premium of $13.5 million in 2000 and
  $14.1 million in 1999)................................  $131,298   $133,586
Mortgage debt secured by eight senior living communities
  with $117 million of real estate assets, with an
  interest rate of 9.56%, maturing in July 2005.........    92,370         --
Mortgage debt secured by nine senior living communities
  (amount included debt premium of $0.9 million in
  1999).................................................        --     45,097
Revenue bonds with an interest rate of 5.875%, due
  2027..................................................    14,700     14,700
Capital lease obligations...............................     9,842     10,277
Other notes, with an interest rate of 7.5%, maturing
  through December 31, 2001.............................       980      1,969
                                                          --------   --------
    Total debt..........................................  $249,190   $205,629
                                                          ========   ========

    Debt maturities at December 29, 2000, excluding the unamortized debt premiums of $13.5 million, are as follows (in thousands):

2001........................................................  $  3,200
2002........................................................     2,500
2003........................................................     2,967
2004........................................................     3,154
2005........................................................    95,870
Thereafter..................................................   128,024
                                                              --------
                                                              $235,715
                                                              ========

    In conjunction with the June 21, 1997 acquisition of Forum, the Partitioned Business issued $72 million in notes payable to MSLS. Subsequent to the acquisition, the Partitioned Business issued additional notes payable to MSLS to finance additional senior living expansion units totaling approximately
$20 million. In the second quarter of 1998, Host Marriott loaned the Partitioned

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  DEBT (CONTINUED)
Business $92 million to repay the notes payable to MSLS. In the third quarter of 1998, Host Marriott forgave the $92 million note and it was recorded as an investment in the Partitioned Business. During the first quarter of 1998, Host Marriott prepaid $26.4 million of the Partitioned Business's mortgage debt. Host Marriott's prepayment of the debt was recorded as an investment in the Partitioned Business.

    In 2000, the Partitioned Business entered into five loan agreements totaling $92.4 million secured by mortgages on eight senior living communities. The non-recourse loans bear interest at the 30-day LIBOR rate plus 275 basis points (9.56% at December 29, 2000). The loans mature in July 2005 and there is no principal amortization during the term of the loans. The proceeds of the financing were used to repay the existing loan secured by the senior living communities with a principal balance of $43.5 million, which bore interest at 9.93% and had a scheduled maturity of January 1, 2001. In connection with the prepayment of the existing loan, the Partitioned Business recognized an extraordinary gain on the early extinguishment of debt of $253,000, net of income taxes of $175,000.

    The indentures governing the mortgages of certain of the Partitioned Business's senior living communities contain restrictive covenants that, among other restrictions, (i) require maintenance of segregated cash collection of all rents for certain of the senior living communities; (ii) require separate cash reserves for debt service, property improvements, real estate taxes and insurance; and (iii) limit the ability to incur additional indebtedness, enter into or cancel leases, enter into certain transactions with affiliates or sell certain assets. As of December 29, 2000 and December 31, 1999, the Partitioned Business was in compliance with all debt covenants.

    In conjunction with the acquisition of Forum, the Partitioned Business recorded the debt assumed at its fair value. The Partitioned Business is amortizing this premium to interest expense over the remaining life of the related debt. The amortization of this debt premium for fiscal years 2000, 1999 and 1998 was $1.1 million, $1.6 million and $1.6 million, respectively. Cash paid for interest for fiscal years 2000, 1999 and 1998 totaled $20.8 million, $18.6 million and $19.8 million, respectively. Deferred financing costs, which are included in other assets on the Partitioned Business's consolidated balance sheets, was $3.4 million net of accumulated amortization of $0.4 million as of December 29, 2000. There was no deferred financing cost in 1999.

8.  INCOME TAXES

    Total deferred tax assets and liabilities as of December 29, 2000 and December 31, 1999 were as follows:

                                                            2000       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Deferred tax assets.....................................  $ 17,359   $ 18,596
Deferred tax liabilities................................   (81,019)   (80,150)
                                                          --------   --------
  Net deferred income tax liability.....................  $(63,660)  $(61,554)
                                                          ========   ========

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  INCOME TAXES (CONTINUED)
    The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities was as follows:

                                                            2000       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Property and equipment..................................  $(80,552)  $(77,170)
Debt adjustment to fair value at acquisition............     5,700      6,160
Net operating losses and other, net.....................    11,192      9,456
                                                          --------   --------
  Net deferred income tax liability.....................  $(63,660)  $(61,554)
                                                          ========   ========

    The provision for income taxes for fiscal years 2000, 1999 and 1998 consists of the following:

                                                       2000       1999       1998
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Current............................................  $ 8,667     $6,928     $4,781
Deferred...........................................    1,508        (79)     1,370
                                                     -------     ------     ------
                                                     $10,175     $6,849     $6,151
                                                     =======     ======     ======

    A reconciliation of the statutory Federal tax rate to the Partitioned Business's effective income tax rate for fiscal years 2000, 1999 and 1998 is as follows:

                                                            2000          1999          1998
                                                          --------      --------      --------
Statutory federal tax rate..............................    35.0%         35.0%         35.0%
State income taxes, net of federal tax benefit..........     6.0           6.0           6.0
                                                            ----          ----          ----
                                                            41.0%         41.0%         41.0%
                                                            ====          ====          ====

    The Partitioned Business was included in the consolidated federal income tax return of Host Marriott and its affiliates for the period from January 3, 1998 through the Distribution Date, and subsequent to the Distribution Date, the Partitioned Business was included in the consolidated federal income tax return of Crestline Capital (collectively, the "Group"). Tax expense was allocated to the Partitioned Business as a member of the Group based upon the relative contribution to the Group's consolidated taxable income/loss and changes in temporary differences. This allocation method results in federal and net state tax expense allocated for all periods presented that is substantially equal to the expense that would have been recognized if the Partitioned Business had filed separate tax returns.

    For income tax purposes, the Partitioned Business, through CSL Group, has net operating loss carryforwards of $8.4 million which expire through 2006.

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair values of certain financial liabilities are shown below:

                                             2000                  1999
                                      -------------------   -------------------
                                      CARRYING     FAIR     CARRYING     FAIR
                                       AMOUNT     VALUE      AMOUNT     VALUE
                                      --------   --------   --------   --------
                                                   (IN THOUSANDS)
Debt, net of capital leases.........  $239,348   $243,718   $195,352   $186,705

    Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair values of other notes are estimated to be equal to their carrying value. The fair value of all of the Partitioned Business' other financial assets and liabilities are assumed to equal their carrying amounts.

    In 1999, the Partitioned Business recorded a pre-tax charge of $1.7 million, which is included in other operating costs and expenses, to fully reserve a second mortgage note receivable due to uncertainty in the collectibility of the note.

10.  CONTINUING LIFECARE CONTRACTS

    Residents at two of the communities are offered continuing care life contracts that provide reduced monthly rental rates in exchange for significant security deposits, which become partially or totally non-refundable over time.

    At the Pueblo Norte senior living community, two types of continuing care contracts are currently offered to new residents. One contract provides that 10% of the resident admission fees is non-refundable upon occupancy. The remaining 90% of the resident admission fees becomes non-refundable at a rate of 1 1/2% per month over the subsequent 60 months and is amortized over the expected life of the resident. The second contract type provides that the resident admission fee is 30% non-refundable and 70% fully refundable. The non-refundable portions are amortized over the expected life of the resident. The liability for the refundable portion of the admission fees at December 29, 2000 and December 31, 1999 is $5,161,000 and $4,237,000, respectively, and is included in other liabilities on the Partitioned Business's consolidated balance sheets. The non-refundable portion of the admission fees at December 29, 2000 and December 31, 1999 totaled $2,820,000 and $1,888,000, respectively and is included in other liabilities on the Partitioned Business's consolidated balance sheets.

    Three other types of continuing care agreements are in effect at Pueblo Norte with existing residents but are no longer offered to new residents. One agreement provides that the resident admission fee is 10% non-refundable and 90% fully refundable. Each resident is entitled to 70 free days of care in the health center based on a prescribed formula. The second type of agreement provides that the resident admission fee is 1% refundable and 99% non-refundable. The non-refundable portion of the resident admission fees are amortized over the expected life of the resident. The liability at December 29, 2000 and December 31, 1999 for the non-refundable portion of these contracts is $3,208,000 and $4,131,000, respectively, and is included in other liabilities on the Partitioned Business's consolidated balance sheets.

    At two additional senior living communities, lifecare contracts are in effect with existing residents, but no longer offered to new residents. The agreements provide that the resident admission fees are

                        CSL GROUP, INC. AND SUBSIDIARIES
              AS PARTITIONED FOR SALE TO SNH/CSL PROPERTIES TRUST

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. CONTINUING LIFECARE CONTRACTS (CONTINUED) either fully refundable or non-refundable. As of December 29, 2000 and December 31, 1999, the refundable portion of these contracts was $965,000 in both years, and the non-refundable portion of these contracts was $618,000 and $1,428,000, respectively, and are included in other liabilities on the Partitioned Business's consolidated balance sheets.

11.  LITIGATION

    On June 15, 1995, the Russell F. Knapp Revocable Trust (the "Plaintiff") filed a complaint in the United States District Court for the Southern District of Indiana (the "Indiana Court") against the general partner of one of CSL Group's subsidiary partnerships, CCC Retirement Partners, LP, formerly Forum Retirement Partners, LP, ("FRP"), alleging breach of the partnership agreement, breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, MSLS, the general partner, CSL Group, Host Marriott and Crestline Capital entered into a Settlement and Release Agreement (the "Settlement Agreement"), pursuant to which Host Marriott agreed to purchase, at a price of $4.50 per unit, the partnership units of each limited partner electing to join in the Settlement Agreement. CSL Group held 79% of the outstanding limited partner units in the partnership at that time. Host Marriott and CSL Group also agreed to pay as much as an additional $.75 per unit (the "Additional Payment") to the settling limited partners (the "Settling Partners"), under certain conditions, in the event that CSL Group within three years following the date of settlement initiates a tender offer for the purchase of units not presently held by CSL Group or the Settling Partners. On
February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case. In connection with the Settlement Agreement, CSL Group acquired 2,141,795 limited partner units in 1998 for approximately $9,638,000, increasing CSL Group's ownership interest in FRP to approximately 93%.

    In 1999, CSL Group and FRP completed a merger pursuant to a consent solicitation whereby the partnership unit holders received the right to receive cash consideration for each limited partnership unit from CSL Group. In connection with this merger, CSL Group acquired the remaining limited partnership units for approximately $6,158,000. Also, CSL Group paid the Settling Partners an Additional Payment in 1999 of approximately $557,000 pursuant to the merger transaction. As of December 29, 2000, CSL Group had a liability of $247,000 representing cash consideration for the remaining untendered FRP limited partnership units. The purchase price of the units for both transactions approximated fair value, and accordingly, no portion of the purchase price has been expensed.